Exhibit 10.21

Dated
November 4, 2021

by and among
MGE KOREA HOLDING III LIMITED,

MGE KOREA HOLDING II LIMITED,

MGE KOREA LIMITED,

INSPIRE INTEGRATED RESORT CO., LTD.

BCC INSPIRE AGGREGATOR, L.P.

and

ROYALE SS II LTD.

WARRANT AGREEMENT constituting and regulating Warrants to Subscribe for Shares in the Share Capital of MGE Korea Holding III Limited

EXHIBIT 1        ARTICLES OF ASSOCIATION

SCHEDULE 1     FORM OF CERTIFICATE
Part A: Warrant Exercise Notice
Part B: Substitution Notice
Part C: Form of Transfer
SCHEDULE 2     FORM OF DEED OF ADHERENCE
SCHEDULE 3     THE REGISTER
SCHEDULE 4     TRANSFERS
SCHEDULE 5     LIST OF COMPETITORS
SCHEDULE 6     CERTAIN SIGNFICANT MATTERS
SCHEDULE 7     DETAILS REGARDING THE ANNUAL BUDGET
SCHEDULE 8     INDEMNIFICATION PROCEDURES

THIS AGREEMENT is entered into on 4 November 2021 by and among the following parties:
(A)MGE KOREA HOLDING III LIMITED, a private limited company incorporated in Jersey (registered number 138231), whose registered office is at 22 Grenville Street, St Helier, Jersey JE4 8PX (the “Company”);
(B)MGE KOREA HOLDING II LIMITED, a private limited company incorporated in Jersey (registered number 138233), whose registered office is at 22 Grenville Street, St Helier, Jersey JE4 8PX (“MGE Shareholder”);
(C)MGE KOREA LIMITED, a private limited company incorporated in England and Wales (registered number 11802191), whose registered office is at 100 New Bridge Street, London, EC4V 6JA (the “Mezzanine Borrower”);
(D)INSPIRE INTEGRATED RESORT CO., LTD., a Chusik Hoesa (joint stock corporation), with Registration Number 120111-0762874 and registered office at D-1603, 30 Songdo Miraero, Yeonsu-gu, Incheon, Korea (“Inspire”);
(E)BCC INSPIRE AGGREGATOR, L.P., a Delaware limited partnership (the “Original Warrantholder”); and
(F)ROYALE SS II LTD., an exempted company incorporated in the Cayman Islands with limited liability (the “MBKP Warrantholder”).
BACKGROUND
(A)By a resolution of the Directors passed on 2 November 2021 and a resolution of MGE Shareholder passed on 3 November 2021, the Company has agreed to create and issue warrants to subscribe for certain Shares in the share capital of the Company.
(B)The parties have agreed to regulate their affairs in respect of the Warrants and related matters on the terms and conditions set out in this Agreement.
IT IS AGREED as follows:
1.INTERPRETATION
1.1In this Agreement, the following terms shall have the meanings set out opposite them:
“Accounting Expert” means KPMG, or if KPMG is serving as the independent auditor of any of the Sponsor, the Group Companies or the Original Warrantholder at the time of the Adjustment Dispute or otherwise cannot or does not accept such engagement, such other Accounting Firm that is mutually consented to by MGE Shareholder and the Lead Holder, such consent not to be unreasonably withheld, conditioned or delayed;
“Accounting Firm” means KPMG, PricewaterhouseCoopers, Ernst & Young or Deloitte Touche Tohmatsu;
“Accounting Standards” means the International Financial Reporting Standards issued by the International Accounting Standards Board;
“Adjustment” has the meaning set out in Clause 5.1.1;
“Adjustment Dispute” has the meaning set out in Clause 5.3.2;
“Adjustment Event” has the meaning set out in Clause 5.1.1;

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to the Original Warrantholder, “Affiliate” shall include Bain Capital Credit (Asia), LLC, any funds advised or managed by Bain Capital Credit (Asia), LLC or an Affiliate of Bain Capital Credit (Asia), LLC, and Affiliates of any of the foregoing;
“Agreement” means this warrant agreement and the Schedules and Exhibits thereto and any agreement or deed expressed to be supplemental to this Agreement, as amended from time to time;
“Allottee” has the meaning set out in Clause 6.6.5;
“Amended Tag Along Notice” has the meaning set out in Clause 8.4.4;
“Annual Budget” means the budget plan prepared by the management of the Group Companies for development and/or operational purposes, as appropriate, which shall be prepared in such form and substance that is consistent with the details set forth in Schedule 7;
“Anti-Corruption Laws” means, collectively, any Law of any jurisdiction in which the parties perform business, or of the United States, or of the United Kingdom, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, and any and all anti-corruption or similar Laws of South Korea or any other jurisdiction applicable to any of the parties hereto or the other Group Companies or the transactions contemplated under this Agreement, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials;
“Antitrust and Foreign Investment Laws” means any Laws, order, judgment, decree or other restriction or other binding directives issued by any Governmental Authority (or the interpretations thereof) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or any Laws, order, judgment, decree or other restriction or other binding directives issued by any Governmental Authority (or the interpretations thereof) that are intended to prohibit, restrict, or regulate acquisitions or investments in Persons organized, domiciled, or operating in a jurisdiction by foreign Persons;
“Approved Exchanges” means (i) KOSPI or KOSDAQ markets of the Korea Exchange, the Main market of the London Stock Exchange, NYSE or NASDAQ markets of the New York Stock Exchange, the main board of the Hong Kong Stock Exchange, or the main board of the Singapore Stock Exchange or (ii) such other internationally reputable stock exchange as may be mutually agreed by MGE Shareholder, on the one hand, and the Lead Holder, on the other hand (such agreement not to be unreasonably withheld, conditioned or delayed) following advice from the joint bookrunner or lead underwriter appointed to act for the relevant Group Company in relation to the IPO and having regard to all related circumstances at the time of determination (including the relative success of the proposed IPO and applicable tax and regulatory requirements, restrictions and impact);
“Articles” means the articles of association of the Company, a copy of which is attached hereto as Exhibit 1, as may be further amended from time to time and approved pursuant to paragraph 6 of Schedule 6;
“Board” means the board of directors from time to time of the Company;
“BCC Drag Along Notice” has the meaning set out in Clause 8.3.2(a);

“BCC Drag Along Right” has the meaning set out in Clause 8.3.1;
“BCC Dragged Holder” has the meaning set out in Clause 8.3.1;
“BCC Drag Sale” has the meaning set out in Clause 8.3.1;
“BCC Warrant Price” has the meaning set out in Clause 2.1.1(a);
“BCC Warrants” has the meaning set out in Clause 2.1.1(a);
“Business Day” means any day that is not a Saturday, a Sunday, a public holiday or any other day on which commercial banks in New York, U.S.A., the United Kingdom, Jersey (Channel Islands), Hong Kong or South Korea are authorized or required by Law to be closed;
“Business Plan” has the meaning set forth in the Mezzanine Loan Agreement;
“Call Option” has the meaning set out in Clause 8.6.1;
“Call Option Exercise Notice” has the meaning set out in Clause 8.6.2;
“Call Option Exercise Period” has the meaning set out in Clause 8.6.2;
“Call Price” has the meaning set out in Clause 8.6.1;
“Called Warrants” has the meaning set out in Clause 8.6.1;
“Cash Settlement Amount” has the meaning set out in Clause 7.8.4(d)(ii);
“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrants in the form, or substantially in the form, set out in Schedule 1;
“Change of Control Event” means any of the following occurring (x) without the prior written consent of the Lead Holder or (y) other than as a result of a Qualified IPO, and shall include any agreement or arrangement (including any derivative or participation contract) which has the effect of reducing the legal, beneficial, or economic interest of any Person as specified below:
(i)the Sponsor ceasing to Control the MGE Shareholder;
(ii)MGE Shareholder ceasing to be the direct legal and beneficial owner of 100% of the issued shares of, or ceasing to have Control of, the Company except pursuant to any issue of shares pursuant to this Agreement (including exercise of the Subscription Rights);
(iii)the Company ceasing to be the direct legal and beneficial owner of 100% of the issued shares of, or ceasing to have Control of, the Mezzanine Borrower except pursuant to any issue of shares pursuant to this Agreement and/or an exercise of the Substitution Rights;
(iv)the Mezzanine Borrower ceasing to be the direct legal and beneficial owner of 100% of the issued shares of, or ceasing to have Control of, Inspire except pursuant to any issue of shares under this Agreement, an exercise of the Substitution Rights and/or the conversion of the Hanwha Convertible Bond; and
(v)Inspire, in one or a series of related transactions, ceasing to own all or substantially all of the assets of the Project;

“Closing Date” means the Utilisation Date as defined in the Mezzanine Loan Agreement;
“Companies Law” means the Companies (Jersey) Law 1991 (as amended from time to time);
“Company” has the meaning set out in the Preamble;
“Company Equity Securities” means the Equity Securities of the Company;
“Competitor” means, at any time, any Person who is specified in Schedule 5 (List of Competitors) and any other gaming operator in Asia that could reasonably be considered to be a competitor of Inspire that the Company or the Mezzanine Borrower requests (acting reasonably) in writing to be designated as a “Competitor”; provided that, in any given calendar year from calendar year 2022 onwards, the Company and the Mezzanine Borrower may update Schedule 5 to designate up to three (3) new Persons (in the aggregate) meeting the foregoing description as “Competitors” and add such Persons to Schedule 5; provided, further, that any Person specified in Schedule 5 that is not, or ceases to become, a gaming operator in Asia shall be deemed removed from Schedule 5. For purposes of this definition, any reasonably identifiable Affiliates of the Persons so listed in Schedule 5 shall also be included in the definition of “Competitor” (e.g., Sands refers to both Sands China and Las Vegas Sands, Wynn Resorts refers to Wynn Macau, etc.); provided, that this shall not include any financial institution or financial sponsor with an interest in any gaming operation;
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, agreement or other legally binding instrument or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing;
“Credit Enhancement Support Agreement” means that certain credit enhancement support agreement, dated as of September 24, 2021, by and among Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment, Kookmin Bank and the banks and the financial institutions, etc. listed in Exhibit 1 thereto;
“Deed of Adherence” means a deed of adherence to this Agreement substantially in the form set out in Schedule 2;
“Default Notice” has the meaning set out in Clause 8.1.8(a);
“Delta Shares” has the meaning set out in Clause 7.8.4(a)(ii)(B);
“Development Services Agreement” has the meaning set forth in the Mezzanine Loan Agreement;
“Director” means a member of the Board;
“Dispute” has the meaning set out in Clause 20.1.1;
“Distribution” means any dividend, distribution (whether of assets, capital, profits or reserves), payment or return of an income or capital nature (including any such distributions or payments made in connection with liquidation or a winding-up) in respect of the Shares;
“Distribution Notice” has the meaning set out in Clause 7.5.1;
“Dollars”, “USD” or “$” means U.S. dollars;

“Early Substitution Date” has the meaning set out in Clause 7.8.4(c)(i)(B);
“Early Substitution FMV” has the meaning set out in Clause 7.8.4(a)(ii)(A);
“Encumbrance” means: (a) any mortgage, charge, lien, pledge or other encumbrance securing any obligation of any Person; (b) any option, right to acquire, right of pre-emption, right of set-off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person, or any other third party right; or (c) any equity, assignment, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person;
“Environmental Laws” has the meaning set forth in the Mezzanine Loan Agreement;
“Equity Securities” means any and all shares, membership interests, units, profits interests, ownership interests, equity interests, registered capital, Outstanding Options or similar securities convertible into, or exchangeable or exercisable for, such securities of the relevant Person, and options, warrants (including, with respect to the Company, the Warrants), convertible or exchangeable securities, subscription rights (including any pre-emptive or similar rights), calls or other rights to purchase, acquire or receive any of the foregoing;
“ESG Laws” means all Laws and codes of any Governmental Authority now or hereafter in effect in each case (a) to the extent binding upon the Group Companies and (b) to the extent that they constitute Environmental Laws or relate to or apply to working conditions, health and safety, employee relations and diversity, board independence, structure and transparency, supply chain, privacy, cyber, and cyber-security issues, organized crime, anti-social forces and prostitution issue;
“Event of Default” means any Event of Default under the Mezzanine Loan Agreement (as defined therein), MGE Shareholder’s failure to purchase the unexercised Warrants at the Put Price within the Put Settlement Period following the Put Holder’s exercise of the Put Option under Clause 8.2 (Put Holder’s Put Option), any Group Company’s failure to transfer shares in the Substitution Entity to the Substituting Holders following exercise of their respective Substitution Rights under Clause 7.8.1 (Substitution) or any other material breach by any Group Company of the terms of this Agreement;
“Exercised Shares” means, with respect to the Warrants, such Warrant Shares that have been issued to the Warrantholder(s) by the Company upon the exercise of such Warrants;
“Exercise Shareholder” means any holder of Exercised Shares (including such Persons who become Exercise Shareholders pursuant to Clause 4.4 or Clause 7.8 and such other Person(s) who acquire(s) Exercised Shares from an Exercise Shareholder in compliance with this Agreement and execute(s) a Deed of Adherence as an Exercise Shareholder);
“Export Control Law” shall have the meaning set forth in the Mezzanine Loan Agreement;
“Exit Event” means a Qualified IPO or a Trade Sale;
“Exit Notice” has the meaning set out in Clause 7.7.1(a);

“Fair Market Value” means the fair market value determined, on an as-is basis, by the Valuation Expert in accordance with Clause 12, or such other fair market value as the Lead Holder, on the one hand, and the Company and the MGE Shareholder, on the other hand, may mutually agree in writing;
“Final Casino License” shall have the meaning set forth in the Mezzanine Loan Agreement;
“Financial Statements” means the Company’s quarterly or annual consolidated balance sheet and statements of income, retained earnings, and sources and uses of funds for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous Fiscal Year, each prepared in or translated into English and in Dollars in accordance with the Accounting Standards;
“FIPL Filing” means the report by the Original Warrantholder and/or the MBKP Warrantholder under the Foreign Investment Promotion Law of Korea with respect to the transactions contemplated hereunder;
“Fiscal Year” means, with respect to the Company, the period beginning on January 1 and ending on December 31 of each year;
“Fully Diluted Share Capital” means, when used with respect to the issued and outstanding share capital of any Person, the total number of Shares which are or would be issued and outstanding assuming the full exercise, conversion or exchange of any Equity Security (which, for the avoidance of doubt, shall include the Outstanding Options) that is exercisable, convertible or exchangeable into share capital of such Person, and “Fully Diluted Basis” shall have a meaning correlative to the foregoing;
“Gaming Boards” has the meaning set forth in the Mezzanine Loan Agreement;
“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or multinational government, governmental authority, regulatory body or self-regulatory body (including any securities exchange), administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal or arbitrator with authority to bind the Persons in question, or any political or other subdivision, department, agency or branch of any of the foregoing;
“Group Companies” means the Company, the Mezzanine Borrower, Inspire, and each of their Subsidiaries from time to time, and “Group Company” means any of them;
“Hanwha Convertible Bond” has the meaning set forth in the Mezzanine Loan Agreement;
“HE&C” means Hanwha Engineering & Construction Corp., a corporation incorporated under the laws of South Korea;
“Holder” means a Warrantholder or a Shareholder;
“Holder Director” has the meaning set out in Clause 6.3.1;
“Indemnified Party” means the MGE Indemnified Parties or the Non-MGE Indemnified Parties, as the case may be;
“Indemnifying Party” means the party to this Agreement indemnifying the applicable Indemnified Party pursuant to Clause 13;

“Indirect Ownership Percentage” means, when used with respect to a Warrantholder or Exercise Shareholder in connection with a Group Company, such indirect beneficial equity ownership that such Warrantholder or Exercise Shareholder has in such Group Company by virtue of the Shares held by such Holder (assuming the full exercise of Warrants held thereby), calculated on a Fully Diluted Basis at each relevant Group Company level. By way of illustration, as of the Closing Date (but giving effect to the contemplated terms of the Hanwha Convertible Bonds as if they had been issued prior to the Closing Date), the Indirect Ownership Percentage of the Original Warrantholder in Inspire would be:
(i) 16.0% (i.e., the Original Warrantholder’s shareholding percentage in the Company, assuming the full exercise of Warrants held by it, on a Fully Diluted Basis), multiplied by
(ii) 100.0% (i.e., the Company’s shareholding percentage in the Mezzanine Borrower, on a Fully Diluted Basis), multiplied by
(iii) 95.0% (i.e., the Mezzanine Borrower’s shareholding percentage in Inspire on a Fully Diluted Basis, giving effect to the potential conversion of the Hanwha Convertible Bond)
equals 15.2%.
“Initial Shareholding” means the aggregate number of Warrants Shares and/or Substitution Shares (on an as-exercised and as-substituted basis) underlying the Warrants constituted and purchased by the Original Warrantholder on the Closing Date pursuant to Clause 2.1;
“Inspire” has the meaning set out in the Preamble;
“Inspire Board” means the board of directors of Inspire from time to time;
“Inspire CFO” has the meaning set out in Clause 6.5.3;
“Inspire Shares” means the duly authorized, validly issued, fully paid and non-assessable Shares in the share capital of Inspire;
“IPO” means an initial public offering involving the listing or the admission to trading of all or any part of the Equity Securities of any Group Company (including Inspire);
“IPO Period” has the meaning set out in Clause 7.6;
“IPO Price” means the public offering price set forth on the front cover of the final prospectus for the IPO, as filed with the applicable stock exchange;
“Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, regulation or common law enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect;
“Lead Holder” means the Original Warrantholder (for so long as it holds 25% or more of the Initial Shareholding) or the Majority Holder (at any point after the Original Warrantholder holds less than 25% of the Initial Shareholding);
“Legal Proceeding” means any claim, litigation, action, suit (whether civil, criminal, administrative, judicial or investigative), audit, hearing or investigations or binding arbitration, mediation or proceeding, in each case commenced, brought, conducted or heard before any Governmental Authority, arbitrator or mediator;
“Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by applicable accounting standards to be reflected in financial statements or disclosed in the notes thereto;
“Loss” means any loss, cost, Liability, damage, expense, interest, deficiency, settlement, award, judgment, fine, assessment, penalty, or offset, including reasonable attorneys’ fees in defending or attempting to avoid the same, or opposing the imposition thereof, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers;
“Manager Shareholder” has the meaning set out in Clause 5.1.1(e);
“Majority Holder” means the Warrantholders and/or Exercise Shareholders who at the relevant time in the aggregate hold more than 50% of the aggregate number of Warrant Shares underlying all unexercised Warrants and outstanding Exercised Shares as of the Closing Date; provided, that the Warrants and/or Exercised Shares (if any) held by any Group Company or Affiliates thereof shall not be included in such calculations;
“MBKP Initial Shareholding” means the aggregate number of Warrants Shares and/or Substitution Shares (on an as-exercised and as-substituted basis) underlying the Warrants constituted and purchased by the MBKP Warrantholder on the Closing Date pursuant to Clause 2.1;
“MBKP Warrantholder” has the meaning set out in the Preamble;
“MBKP Warrant Price” has the meaning set out in Clause 2.1.1(b);
“MBKP Warrants” has the meaning set out in Clause 2.1.1(b);
“Mezzanine Borrower” has the meaning set out in the Preamble;
“Mezzanine Borrower Share Pledge” means the “Borrower Share Charge” as defined in the Mezzanine Loan Agreement;
“Mezzanine Facility” has the meaning given to the term “Facility” under the Mezzanine Loan Agreement;
“Mezzanine Lender” means such original payee or any successor or permitted registered assignee from time to time under the Mezzanine Loan Agreement, being at the date of this Agreement Sankaty European Investments S.à r.l.;
“Mezzanine Loan Agreement” means the USD 275 million secured term loan facility agreement, dated as of the date hereof, between, among others, the MGE Korea Limited, as borrower, and Sankaty European Investments S.à r.l., as lender;
“MGE Drag Along Right” has the meaning set out in Clause 8.9.1;
“MGE Drag Notice” has the meaning set out in Clause 8.9.2;
“MGE Drag Sale” has the meaning set out in Clause 8.9.1;

“MGE Dragged Holders” has the meaning set out in Clause 8.9.1;
“MGE Indemnified Parties” has the meaning set out in Clause 13.1;
“MGE Parties” means the MGE Shareholder, the Company and the Mezzanine Borrower;
“MGE Seller” has the meaning set out in Clause 8.4.1;
“MGE Shareholder” has the meaning set out in the Preamble;
“Mohegan Management Agreement” has the meaning set forth in the Mezzanine Loan Agreement;
“Money Laundering Laws” shall have the meaning set forth in the Mezzanine Loan Agreement;
“Monthly Operating Report” means (i) prior to the Operations Commencement Date, the monthly development and construction report (setting forth in reasonable detail (a) the progress and timetable relating to the construction of the Project, (b) the construction budget and expenses (with comparison against budgeted costs and forward projection of construction budget and financials) and (c) commentary/discussion on construction timing, performance and quality, and any material difficulties or delays encountered and related measures being taken (or considered) to address such difficulties or delays) and copies of any reports provided to the construction committee including the Hanwha construction report and the WSP report; and (ii) on or after the Operations Commencement Date, the monthly operating report substantially consistent with the sample materials delivered by the MGE Shareholder to the Original Warrantholder on October 31, 2021 entitled “June 30 2021 CT DOR” (setting forth in reasonable detail (A) financial statements, (B) segment earnings, (C) details on KPIs and tracking indicators and (D) hiring, Capex, marketing and other key business plans, in each case, with comparisons against the Annual Budget);
“Non-MGE Indemnified Parties” has the meaning set out in Clause 13.2;
“Non-MGE Shareholder(s)” means a Shareholder (including, for the avoidance of doubt, an Exercise Shareholder) who is not an MGE Shareholder, Manager Shareholder or an Affiliate of MGE Shareholder or Manager Shareholder;
“Observer” has the meaning set out in Clause 6.4.1;
“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury;
“Offer Period” has the meaning set out in Clause 6.6.5;
“Operations Commencement Date” shall have the meaning set forth in the Mezzanine Loan Agreement;
“Organizational Document” means, for any Person: (i) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; or (ii) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person, as applicable;
“Original Warrantholder” has the meaning set out in the Preamble;

“Outstanding Options” means at the relevant time, excluding the Warrants, all outstanding (i) securities convertible into or exchangeable for Shares as if all conversion or exchange rights attaching to such securities had been exercised in full, or (ii) options, warrants or other rights (whether or not contingent or conditional) to subscribe for Shares, or securities convertible into Shares as if all of those outstanding options, warrants or other rights had been exercised in full (and in respect of any options, warrants or other rights to subscribe for securities convertible into Shares, as if all conversion rights attaching to such securities had been exercised in full);
“Person” means any individual, firm, corporation, general or limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, association, organization, labour union, Governmental Authority or other entity of any kind;
“PFIC” has the meaning set out in Clause 6.1.1(b);
“Phase 1B Project Performance Guarantee Agreement” shall have the meaning given to it in the Senior Facilities Agreement;
“Pre-Emptive Acceptance Notice” has the meaning set out in Clause 6.6.3(b);
“Pre-Emptive Exercise Period” has the meaning set out in Clause 6.6.3(a);
“Pre-Emptive Offer” has the meaning set out in Clause 6.6.1;
“Pre-Emptive Offered Shares” has the meaning set out in Clause 6.6.2(a);
“Pre-Emption Portion” has the meaning set out in Clause 6.6.2(b);
“Prohibited Person” means any Person whose ownership of the Equity Securities of the Group Companies violates the applicable gaming license and suitability requirements imposed from time to time by the applicable Governmental Authorities (including Gaming Boards) to the extent such violation would result in the failure of the Sponsor or its Subsidiaries to maintain its gambling, gaming or casino licenses in the relevant jurisdictions, as evidenced by a formal written notice stipulating the same from the applicable Governmental Authorities addressed to such Person or addressed to the Sponsor, any MGE Party or their respective applicable Subsidiaries specifically naming such Person (and promptly delivered by the Sponsor or such MGE Party or Subsidiary to such Person);
“Prohibited Warrantholder” has the meaning set out in Clause 8.7.1;
“Project” means the integrated resort project as described in the Prerequisites of Qualified Notice which involves the construction of facilities such as hotels, casino buildings and a family park (but excluding any theme park or themed attractions) on the project site of 461,661 square metres in the IBC (international business center)-III region owned by Incheon International Airport located at 2955 Unseo-dong, Jung-gu, Incheon, Korea, known as the “INSPIRE Integrated Entertainment Resort”;
“Pro Rata Portion” means, for any holder of Company Equity Securities as of a particular time, a fraction determined by dividing (a) the number of the Company Equity Securities owned by such holder of Company Equity Securities immediately prior to such time by (b) the aggregate number of the Company Equity Securities outstanding immediately prior to such time, in each case, on an as-converted, Fully Diluted Basis;
“Property” shall have the meaning set forth in the Mezzanine Loan Agreement;

“Prospective Transferee” has the meaning set out in Clause 8.4.6;
“Put Holder” has the meaning set out in Clause 8.2.1;
“Put Holder Call Option Exercise Notice” has the meaning set out in Clause 8.2.10(b);
“Put Holder Called Warrants” has the meaning set out in Clause 8.2.10(b);
“Put Holder Put Option Exercise Notice” has the meaning set out in Clause 8.6.10(b);
“Put Holder Put Warrants” has the meaning set out in Clause 8.6.10(b);
“Put Option” has the meaning set out in Clause 8.2.1;
“Put Option Exercise Notice” has the meaning set out in Clause 8.2.2;
“Put Option Exercise Period” has the meaning set out in Clause 8.2.2;
“Put Settlement Period” has the meaning set out in Clause 8.2.7;
“Put Price” has the meaning set out in Clause 8.2.1;
“Put Warrants” has the meaning set out in Clause 8.2.1;
“Qualified IPO” means a firm commitment underwritten IPO (i) on an Approved Exchange that is of a sufficient offering size to permit the Warrantholders and Exercise Shareholders, should they choose to do so, to sell all of their respective Exercised Shares or Substitution Shares (assuming the full exercise of the Warrants or the Substitution Rights by such Warrantholders and Exercise Shareholders) in such IPO, on a priority basis ahead of any Equity Securities held by the other Shareholders; provided that, the Company and the Original Warrantholder (for so long as it holds 10% or more of the Initial Shareholding) or the Majority Holder (at any point after the Original Warrantholder holds less than 10% of the Initial Shareholding) shall discuss, acting reasonably and in good faith, the offering size of such IPO; and provided further, that for the avoidance of doubt, the Warrantholders and Exercise Shareholders do not need to actually sell any of their respective Exercised Shares or Substitution Shares in such an IPO for it to be deemed a Qualified IPO, or (ii) that has received the prior written consent of the Original Warrantholder (for so long as it holds 10% or more of the Initial Shareholding) or the Majority Holder (at any point after the Original Warrantholder holds less than 10% of the Initial Shareholding);
“Refinancing Arrangements” means any arrangements entered into by any Group Company to refinance the debt facilities under the Mezzanine Loan Agreement and/or the Senior Facilities Agreement and any subsequent refinancing thereof;
“Register” means the register of Persons for the time being entitled to the benefit of the Warrants required to be maintained pursuant to this Agreement;
“Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, employees, partners, members, shareholders, representatives and agents;
“Right of First Offer” has the meaning set out in Clause 8.8.2;
“ROFO Acceptance Notice” has the meaning set out in Clause 8.8.2;

“ROFO Acceptance Period” has the meaning set out in Clause 8.8.2;
“ROFO Holder” has the meaning set out in Clause 8.8.1;
“ROFO Notice” has the meaning set out in Clause 8.8.1;
“ROFO Right” has the meaning set out in Clause 8.8.2;
“ROFO Sale Price” has the meaning set out in Clause 8.8.1;
“ROFO Sale Terms” has the meaning set out in Clause 8.8.1;
“ROFO Securities” has the meaning set out in Clause 8.8.1;
“ROFR” has the meaning set out in Clause 8.5.1;
“ROFR Securities” has the meaning set out in Clause 8.5.2;
“Rules” has the meaning set out in Clause 20.1.1;
“Sanctions” means, collectively, any economic sanction currently administered by OFAC, or by the U.S. Department of State, or any sanctions currently imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Authority;
“Senior Borrower Share Pledge” has the meaning set forth in the Mezzanine Loan Agreement;
“Senior Facilities” has the meaning given to the term “Facilities” under the Senior Facilities Agreement;
“Senior Facilities Agreement” means the facilities agreement dated as of September 24, 2021, entered into between, among others, Inspire as borrower, the financial institutions listed therein as original lenders and Kookmin Bank Co., Ltd as facility agent and security agent providing for loans up to the aggregate principal amount of KRW1,040,000,000;
“Senior Secured Parties” has the meaning set forth in the Mezzanine Loan Agreement;
“Share” means any share in the capital of the Company from time to time (including, for the avoidance of doubt, the Exercised Shares and the Subscribed Shares) and, following exercise by the Substituting Holders of their Substitution Rights in accordance with Clause 7.8, any share in the capital of the relevant Substitution Entity from time to time, and references to “Shares” shall be construed accordingly;
“Shareholder” means any holder of any Share from time to time;
“Special Called Warrants” has the meaning set out in Clause 8.7.1;
“Special Call Option” has the meaning set out in Clause 8.7.1;
“Special Call Option Exercise Notice” has the meaning set out in Clause 8.7.2;
“Special Call Price” has the meaning set out in Clause 8.7.1;
“Special Call Settlement Period” has the meaning set out in Clause 8.7.6;

“Special Call True-up Amount” has the meaning set out in Clause 8.7.7;
“Special Call Upfront Amount” has the meaning set out in Clause 8.7.1(b);
“Sponsor” means Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment, a governmental instrumentality of the Mohegan Tribe of Indians of Connecticut;
“Sponsor Indemnity” has the meaning set forth in the Mezzanine Loan Agreement;
“Subscribed Shares” means Pre-Emptive Offered Shares issued to a Holder or an Allottee pursuant to Clause 6.5;
“Subscription Rights” has the meaning set out in Clause 2.2.2;
“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Securities entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venture partner, agent or otherwise;
“Substituting Holders” has the meaning set out in Clause 7.8.1;
“Substitution Entity” has the meaning set out in Clause 7.8.3;
“Substitution Event” has the meaning set out in Clause 7.8.1;
“Substitution FMV” has the meaning set out in Clause 7.8.4(a)(i);
“Substitution Notice” has the meaning set out in Clause 7.8.1;
“Substitution Parent” has the meaning set out in Clause 7.8.3;
“Substitution Right” has the meaning set out in Clause 7.8.1;
“Substitution Shares” has the meaning set out in Clause 7.8.1;
“Substitution Share Transfer Price” has the meaning set out in Clause 7.8.6(a);
“Substitution Transaction” has the meaning set out in Clause 7.8.6;
“Tag Along Exercise Notice” has the meaning set out in Clause 8.4.5;
“Tag Along Exercise Period” has the meaning set out in Clause 8.4.5;
“Tag Along Holder(s)” has the meaning set out in Clause 8.4.5(a);
“Tag Along Notice” has the meaning set out in Clause 8.4.2;
“Tag Along Offered Shares” has the meaning set out in Clause 8.4.1;
“Tag Along Right” has the meaning set out in Clause 8.4.1;
“Tag Along Sale” has the meaning set out in Clause 8.4.1;
“Tag Along Shares” has the meaning set out in Clause 8.4.6;

“Third Party Buyer” means, with respect to a Shareholder (including an Exercise Shareholder) or Warrantholder, any Person who is not an Affiliate of such Shareholder or Warrantholder (as the case may be);
“Total Subscription Rights” means the aggregate Subscription Rights of the Warrants constituted by this Agreement in issue at the relevant time;
“Trade Sale” means a sale or disposal (directly or indirectly) of (a) any Equity Securities in any Group Company in any transaction or series of related transactions in which the shareholders immediately prior to such transaction(s) shall, immediately after such transaction(s), own less than fifty percent (50%) of the voting power of the relevant Group Company or (b) all or substantially all assets of any Group Company to a Third Party Buyer;
“Transfer” means, directly or indirectly, to sell, assign, donate or similarly dispose of, either voluntarily or involuntarily, or to enter into any binding contract, option or other arrangement or understanding with respect to the sale, assignment or similar disposition of, any Equity Securities beneficially owned by a Person or any interest in any Equity Securities beneficially owned by a Person, which shall include a sale, assignment, donation or similar disposition of an equity interest in a Person whose assets are substantially comprised of the Equity Securities on a direct or indirect basis;
“Transfer Taxes” has the meaning set out in Clause 7.8.6(b);
“Valuation Expert” means an Accounting Firm or a bulge bracket investment bank that is mutually consented to by (i) the Lead Holder, on the one hand, and (ii) the Company and MGE Shareholder, on the other hand, within five (5) Business Days of a request to that effect from one party to the other, such consent not to be unreasonably withheld, conditioned or delayed; provided that if such parties are not able to agree on a Valuation Expert, each of the Lead Holder, on the one hand, and the Company and MGE Shareholder, on the other hand, shall each promptly select an Accounting Firm or a bulge bracket investment bank as its respective valuation expert, and promptly cause such two valuation experts to mutually select a third independent valuation expert to act as the Valuation Expert within five (5) Business Days from the date such disagreement on the selection of the Valuation Expert has been notified in writing to the other party; provided further, that, in each case, such valuation expert must be an Accounting Firm or a bulge bracket investment bank;
“Valuation Notification” has the meaning set out in Clause 12.2;
“Valuation Request” has the meaning set out in Clause 12;
“Warrants” means the warrants of the Company constituted by this Agreement and all rights conferred by them (including Subscription Rights and Substitution Rights);
“Warrant Exercise Notice” means a notice substantially in the form of the schedule to the Certificate or in any other form which may be approved by the Directors;
“Warrant Exercise Period” means, with respect to the Warrants, a period from the third (3rd) anniversary until the tenth (10th) anniversary of the Closing Date (or, if earlier, upon the occurrence of any Exit Event or Distribution);
“Warrant Price” has the meaning set out in Clause 2.1.1(b);
“Warrant Shares” means any and all Shares in the share capital of the Company which are to be, or capable of being, subscribed for pursuant to the exercise of the Subscription Rights with respect to the Warrants;

“Warrant Share Subscription Price” has the meaning set out in Clause 2.2.2;
“Warrantholder” means (a) the Original Warrantholder (so long as the Original Warrantholder continues to hold any Warrants), (b) the MBKP Warrantholder (so long as the MBKP Warrantholder continues to hold any Warrants) and (c) any other Person(s) who acquire(s) Warrants from a Warrantholder in compliance with this Agreement and execute(s) a Deed of Adherence as a Warrantholder and in whose name(s) a Warrant is registered from time to time as evidenced by the Register; and
“Warrantholders’ Resolution” means a resolution consented to in writing by Warrantholders entitled to exercise more than 50% of the Total Subscription Rights; provided, that the Warrants (if any) held by any member of the Group Companies or its respective Affiliates shall not be included in such calculations.
1.2Unless the context requires otherwise, words and expressions that are defined in the Articles and words and expressions that are defined in or that have a meaning ascribed to them by Companies Law shall have the same meaning in this Agreement.
1.3In this Agreement:
1.3.1references to a Clause or schedule to this Agreement are to a Clause of or schedule to this Agreement, and references to this Agreement include the schedules;
1.3.2the headings in this Agreement do not affect its construction or interpretation;
1.3.3references to a statute or a statutory provision include references to such statute or statutory provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement;
1.3.4a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties thereto or as otherwise permitted in accordance with the terms of this Agreement;
1.3.5references to writing will be deemed to include any modes of reproducing words in a legible or non-transitory form;
1.3.6the singular includes the plural and vice versa and any gender includes any other gender; and
1.3.7references to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”.
2.CONSTITUTION
2.1Constitution of Warrants and Payment of Warrant Price
2.1.1On the Closing Date:
(a)in consideration of the cash purchase price in the amount of USD 10,909,090.91 (the “BCC Warrant Price”) (which has been agreed by the parties hereto, at arm’s length, is intended to represent the fair value of the Subscription Rights and the Substitution Rights as of the date hereof and as of the Closing Date) payable by the Original Warrantholder, the Company shall constitute 3,200 Warrants to subscribe for 3,200 Shares of the Company, which represent sixteen percent (16.0%) of the Fully Diluted Share Capital of the Company as of the date of this Agreement and as of the Closing Date (the “BCC Warrants”), at a purchase price per Warrant equal to USD 3,409.09 on the terms and subject to the conditions of this Agreement and
(b)in consideration of the cash purchase price in the amount of USD 4,090,909.09 (the “MBKP Warrant Price” and, together with the BCC Warrant Price, the “Warrant Price”) (which has been agreed by the parties hereto, at arm’s length, is intended to represent the fair value of the Subscription Rights and the Substitution Rights as of the date hereof and as of the Closing Date) payable by the MBKP Warrantholder, the Company shall constitute 1,200 Warrants to subscribe for 1,200 Shares of the Company, which represent six percent (6.0%) of the Fully Diluted Share Capital of the Company as of the date of this Agreement and as of the Closing Date (the “MBKP Warrants”), at a purchase price per Warrant equal to USD 3,409.09 on the terms and subject to the conditions of this Agreement.
2.1.2On or prior to the Closing Date:
(a)the Company shall deliver to the Original Warrantholder, in exchange for the receipt of the BCC Warrant Price:
(i)the BCC Warrants by way of physical delivery to the Original Warrantholder, as evidenced by the Certificate(s); and
(ii)copies of the minutes of the meeting of the Board and the board of directors of the other MGE Parties and Inspire approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
(b)the Original Warrantholder shall, in exchange for the Original Warrantholder’s receipt of the Company’s deliverables set forth in Clause 2.1.2(a) above:
(i)pay or cause to be paid to the Company the BCC Warrant Price, by making a same day electronic transfer in cash to a bank account nominated by the Company, the details of which shall have been notified by the Company to the Original Warrantholder at least five (5) Business Days prior to the Closing Date; and
(ii)deliver to the Company copies of the minutes of the meeting of the board of directors of the Original Warrantholder approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
(c)the Company shall deliver to the MBKP Warrantholder, in exchange for the receipt of the MBKP Warrant Price:
(i)the MBKP Warrants by way of physical delivery to the MBKP Warrantholder, as evidenced by the Certificate(s); and
(ii)copies of the minutes of the meeting of the Board and the board of directors of the other MGE Parties and Inspire approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(d)the MBKP Warrantholder shall, in exchange for the MBKP Warrantholder’s receipt of the Company’s deliverables set forth in Clause 2.1.2(c) above:
(i)pay or cause to be paid to the Company the MBKP Warrant Price, by making a same day electronic transfer in cash to a bank account nominated by the Company, the details of which shall have been notified by the Company to the MBKP Warrantholder at least five (5) Business Days prior to the Closing Date; and
(ii)deliver to the Company copies of the minutes of the meeting of the board of directors of the MBKP Warrantholder approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
2.1.3The Warrants will be in certificated form and rank pari passu amongst themselves in all respects and without discrimination or preference.
2.1.4The parties hereto acknowledge and agree, and shall procure, that, in the event of a Substitution Transaction where the applicable Substitution Entity is Inspire or another entity incorporated or organized in Korea, the Warrant Price shall be part of the purchase price of the shares in the relevant Substitution Entity for the purposes of any applicable Korean tax and FIPL Filings.
2.2Subscription Rights
2.2.1The Company grants the Subscription Rights and other rights pursuant to this Agreement to the Warrantholders (and their respective successors and assigns) for good and valuable consideration, including but not limited to the payment of the Warrant Price, the receipt and sufficiency of which are hereby acknowledged by the parties hereto.
2.2.2Each Warrant will give the Warrantholder holding such Warrant the right to subscribe in cash, at a purchase price per share of USD 0.01 (one cent) (the “Warrant Share Subscription Price”), at any time during the Warrant Exercise Period and/or upon any Exit Event or Distribution being made with respect to the Company’s Shares in accordance with Clause 3.1, for one (1) duly authorized, validly issued, fully paid and non-assessable Share in the capital of the Company (each a “Subscription Right” and collectively the “Subscription Rights”) on the terms and subject to the conditions of this Agreement.
3.EXERCISE OF SUBSCRIPTION RIGHTS
3.1Timing
Each Warrantholder may exercise its respective Subscription Rights, in accordance with the procedure set out in Clause 3.2 and the other terms and conditions of this Agreement:
3.1.1at any time during the Warrant Exercise Period, without condition; or
3.1.2at any time from the Closing Date until the expiry of the Warrant Exercise Period conditionally upon an Exit Event occurring or a Distribution being made with respect to the Company’s Shares, in which case the relevant

Warrant Exercise Notice will specify such Exit Event or Distribution which it is conditional upon.
3.2Exercise
3.2.1Each Warrantholder may validly exercise all or any part of its Warrants in accordance with the procedures set out in this Clause 3.2.
3.2.2The Subscription Rights are not exercisable in respect of a fraction of a Warrant Share.
3.2.3In order to exercise any Warrants, the Warrantholder must, having completed the Warrant Exercise Notice, deliver it to the Company in accordance with Clause 18 (Notices) together with the Certificate(s) for the Warrants which are being exercised.
3.2.4A Warrant Exercise Notice may be served in respect of all or some of the Warrantholder’s Warrants and may, in accordance with Clause 3.1, be conditional on an Exit Event or Distribution occurring or being made with respect to the Company’s Shares.
3.2.5A conditional Warrant Exercise Notice may be revoked by the Warrantholder by written notice to the Company at any time prior to the consummation of such Exit Event or payment of the Distribution described in the Warrant Exercise Notice.
3.2.6Any revocation of a Warrant Exercise Notice in accordance with Clause 3.2.5 will be without prejudice to the Warrantholder’s right to send to the Company further Warrant Exercise Notices in respect of the Warrants which are the subject of the revoked Warrant Exercise Notice and/or further Warrant Exercise Notices in respect of any unexercised Warrants.
3.2.7On or before the day the Warrant Shares are to be issued, the relevant Warrantholder will deliver to the Company the aggregate Warrant Share Subscription Price in respect of the Warrant Shares being issued upon such exercise of the Warrants by either:
(a)delivering to the Company a banker’s draft; or
(b)making a same day electronic transfer in cash to a bank account nominated by the Company, the details of which shall have been notified by the Company to the Warrantholders at least three (3) Business Days prior to such day the Warrant Shares are to be issued.
3.3Expiration
3.3.1All unexercised Warrants shall automatically lapse and cease to be exercisable upon the earliest to occur of: (a) the expiration of the Warrant Exercise Period; (b) the consummation of an Exit Event (excluding, for the avoidance of doubt, Warrants exercised in connection with such Exit Event) in accordance with the applicable requirements of this Agreement; or (c) the consummation of a Substitution Transaction.
3.3.2For the avoidance of doubt, the expiration of unexercised Warrants pursuant to Clause 3.3.1 shall in no way affect the rights and obligations under this Agreement in respect of the Exercised Shares (including, without limitation, the Substitution Rights exercisable by the Substituting Holders in respect thereof) or relieve any party from Liability for any breach hereof prior to such expiration.
4.ISSUE OF SHARES UPON EXERCISE OF WARRANTS; RIGHTS ATTACHING TO SHARES
4.1Timing of Allotment and Issuance
Shares issued pursuant to the exercise of Warrants will be allotted:
4.1.1if the Warrant Exercise Notice is expressed to be conditional on an Exit Event occurring or a Distribution being made with respect to the Company’s Shares, immediately prior to, or otherwise, so as to enable the Warrantholders to fully participate as a Shareholder in, the Exit Event or the Distribution; or
4.1.2otherwise, on the date specified in the Warrant Exercise Notice (such date being no earlier than five (5) Business Days after the date of the Warrant Exercise Notice).
4.2Allotment and Issuance Procedures
On each date specified in Clause 4.1, the Company will:
4.2.1allot and issue to each Warrantholder the Warrant Shares to which such Warrantholder is entitled pursuant to the relevant Warrant Exercise Notice;
4.2.2enter such Warrantholder’s name in the register of members of the Company as the holder of the corresponding Exercised Shares issued to such Warrantholder;
4.2.3update the Register to reflect the exercise of the Warrants;
4.2.4deliver (at the Company’s cost) to such Warrantholder’s address stipulated in the Warrant Exercise Notice, certificate(s) in respect of the Exercised Shares issued to it; and
4.2.5if applicable, issue a new Certificate to such Warrantholder in respect of the balance of the Warrants retained by such Warrantholder.
4.3Rights attaching to Warrant Shares and Exercised Shares
The Company hereby warrants, covenants and agrees that the Warrant Shares allotted pursuant to the exercise of the Warrants will, upon issuance as the Exercised Shares, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares and Exercised Shares will:
4.3.1be validly issued, fully paid and non-assessable, issued without violation of any pre-emptive or similar rights of any stockholder of the Company and free and clear of all Encumbrances (other than any restrictions on transfer imposed by securities Laws, this Agreement or the Articles);
4.3.2be issued without violation by the Company of its Organizational Documents, any applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which the Shares or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance);

4.3.3be subject to and benefit from all of the rights and obligations relating to the Shares under the Articles;
4.3.4rank pari passu in all respects with the fully paid Shares then in issue; and
4.3.5be entitled to receive any dividend or other Distribution announced or declared in respect of any Shares from and after the issue date of such Exercised Shares.
4.4Status as Exercise Shareholder
Immediately following the issue of any Exercised Shares to any Person who is party to this Agreement as a Warrantholder, such Person shall automatically be deemed to be a party to this Agreement as an Exercise Shareholder in respect of such Exercised Shares and as a Warrantholder in respect of any Warrants that it may continue to hold, and if the Warrantholder no longer holds any Warrants following the exercise of the relevant Warrants, such Warrantholder shall automatically cease to be party to this Agreement as a Warrantholder and shall only be party to this Agreement as an Exercise Shareholder. For the avoidance of doubt, this Clause 4.4 shall be without prejudice to any accrued rights and obligations of the parties under this Agreement.
4.5Cancellation of Warrants
Each Warrant which has been exercised will be deemed to be cancelled upon exercise.
5.ADJUSTMENT OF SUBSCRIPTION RIGHTS
5.1Adjustments
5.1.1If, while any Subscription Rights remain exercisable, there is:
(a)a subdivision, consolidation or reclassification of the Shares;
(b)a reduction of capital (of whatever nature, but excluding a cancellation of capital that is lost or not represented by available assets), or any other reduction in the number of Shares in issue from time to time;
(c)any issue of Shares by way of dividend or Distribution;
(d)any issue of Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve);
(e)any issue of Shares or other Equity Securities to or for the benefit of directors, officers and/or employees of the Company or any other Group Company, or any entity Controlled by or managed on behalf of the directors, officers and/or employees of the Company or any other Group Company (each such Person, a “Manager Shareholder”), in accordance with the terms of any management incentive plan that may be adopted by any Group Company from time to time;
(f)a consolidation, amalgamation or merger of the Company with or into another entity (other than a consolidation, amalgamation or merger following which the Company is the surviving entity and which does not result in any reclassification of, or change in, the Shares); or
(g)any issue of Shares for the purposes of funding (i) any amounts under the Phase 1B Project Performance Guarantee Agreement, (ii) the satisfaction of any additional investment condition required by the

Ministry of Culture, Sports and Tourism of the Republic of Korea or any successor entity thereof in connection with Inspire obtaining an extension for the application for the Final Casino License, (iii) an additional investment of up to KRW 50 billion required to be applied towards the development and working capital requirements of Inspire, (iv) any amounts under the Credit Enhancement Support Agreement or (v) any amounts required to cure or prevent a breach of the financial covenants in accordance with clause 19.5 (Equity Cure) of the Mezzanine Loan Agreement,
(each an “Adjustment Event”), then the Company shall (and MGE Shareholder shall so cause the Company to) adjust the Subscription Rights on any such event occurring (an “Adjustment”) so that, after such Adjustment, the total number of Warrant Shares for which the outstanding Subscription Rights would then be capable of being exercised carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the Fully Diluted Share Capital and the same entitlement to participate in the profits and assets of the Company (including on liquidation) as if there had been no such event giving rise to the Adjustment, for no additional consideration, and the Company shall update the Register accordingly.
5.1.2Any Adjustment made pursuant to this Clause 5.1 shall become effective immediately upon the effective date of the relevant Adjustment Event. The purpose of any such Adjustment shall be purely to put each Warrantholder in the same position as prevailed prior to such Adjustment Event.
5.1.3Notwithstanding the foregoing, the Company may only effect an Adjustment Event solely to the extent permitted by and in compliance with the relevant provisions of this Agreement (including without limitation Clause 7 hereof).
5.2Cancellation and Issue of Certificate
Following an Adjustment, the Company shall, subject only to receipt from the Warrantholder of its Certificate (or an indemnity in place thereof in a form reasonably acceptable to the Board), cancel the Certificate so received and issue a replacement Certificate for all the Warrants then registered in its name.
5.3Adjustment Disputes
5.3.1The Company shall give each Warrantholder written notice of any Adjustment Event, together with details of the relevant Adjustment, no later than twenty (20) Business Days before the occurrence of such Adjustment Event.
5.3.2If the Lead Holder notifies the Company in writing within ten (10) Business Days of receipt of a notice given under Clause 5.3.1 that they disagree with any Adjustment (an “Adjustment Dispute”), the parties hereto shall attempt to resolve such Adjustment Dispute in good faith for a period of ten (10) Business Days, following which any unresolved Adjustment Dispute shall be referred to the Accounting Expert for determination. The Company shall (and MGE Shareholder shall cause the Company to) immediately cease and postpone the Adjustment Event, pending resolution of the Adjustment Dispute in accordance with Clause 5.3.3.
5.3.3In respect of an Adjustment Dispute:

(a)The Accounting Expert shall determine the matters at issue in the Adjustment Dispute and notify the parties hereto of the results within ten (10) Business Days from reference of the Adjustment Dispute;
(b)The Company shall (and MGE Shareholder shall cause the Company to), and the Warrantholders shall, promptly and fully cooperate with the Accounting Expert, including by furnishing all requested information and copies of documents and granting reasonable access to the books and records and management and employees of any Group Company, in each case, as may be reasonably requested by the Accounting Expert in connection with the Adjustment Dispute;
(c)the Accounting Expert shall have the right to seek such professional assistance and advice as it may require;
(d)the Accounting Expert’s fees and any professional costs incurred by it shall be paid by the Company and the disagreeing Warrantholders in inverse proportion as they may prevail on such disagreement; and
(e)the Accounting Expert shall act as an expert and not as an arbitrator and its decision shall (in the absence of manifest error or fraud) be final and binding on the Company and all Warrantholders.
6.INFORMATION AND RIGHTS OF HOLDERS
6.1Information to be provided regarding the Group Companies
6.1.1The Company shall (and MGE Shareholder shall cause the Company to) furnish, or procure to be furnished, to each Holder (at the Company’s cost):
(a)all such information set forth in clause 18 (Information Undertakings) of the Mezzanine Loan Agreement, as if each Holder were a Mezzanine Lender and as if references to the Borrower therein refer to each of the Company and the Mezzanine Borrower, mutatis mutandis, notwithstanding any earlier termination of the Mezzanine Loan Agreement or expiry or lapse of such information undertakings by the Mezzanine Borrower under the terms of the Mezzanine Loan Agreement;
(b)as soon as practicable, information and assistance relating to any Group Company as such Holder may reasonably request in order for it (or any direct or indirect investor in it) to file any tax returns or reports, to make any filings, returns, reports, applications or elections to obtain any available credit, refund, reduction or exemption from taxes or otherwise to comply with any tax reporting (including without limitation such information as is reasonably required (i) pertinent to the status of any Group Company as a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes; (ii) to allow any applicable election and associated reporting in connection with the status of any such Group Company as a PFIC; or (iii) to determine whether any Group Company is a “controlled foreign company” for U.S. federal income tax purposes and to comply with filing and reporting requirements in connection therewith);
(c)as soon as practicable, but in any event no later than November 1 of each calendar year, the draft Annual Budget for the Group Companies for the then immediately subsequent calendar year;

(d)as soon as practicable, but in any event no later than the 15th day of each month, the Monthly Operating Report;
(e)to the extent not otherwise deliverable under Clauses 6.1.1(a), (b) and (c), copies of any updated Business Plan (to the extent the Business Plan is updated) and all material documents, statements, notices, circulars or reports in respect of the Project and the operations of the Group Companies delivered to the Senior Secured Parties, HE&C, the MGE Parties, Inspire and/or other holders of shares in any Group Company; and
(f)reasonable access to the premises, assets, books, accounts, records of the Group Companies and reasonable opportunity to consult with senior management of any Group Company regarding its financial position and operations, in each case, during normal business hours and upon reasonable advance notice and in such a manner that does not unreasonably interfere with the normal operations of the Group Companies.
6.1.2The Company shall (and MGE Shareholder shall cause the Company to):
(a)promptly inform the Original Warrantholder of any material correspondence with Governmental Authorities relating to the permits and licenses necessary for the Project;
(b)promptly furnish, or procure to be furnished, to the Original Warrantholder copies of all material documents, statements, notices, filings, submissions or other written information relating to such material correspondence; and
(c)use commercially reasonable endeavours to procure that at least one representative of the Lead Holder is permitted to attend all material meetings and discussions with Governmental Authorities relating to the licenses necessary for the Project where the outcome of such meetings or discussions would reasonably be expected to have an adverse effect on the Project or the licenses necessary for the Project or the business, operations, property, assets or financial condition of the Group Companies (taken as a whole) or the rights or interests of the Warrantholders or Exercise Shareholders in any material respect; provided that, if such attendance is not permitted by the relevant Governmental Authority or if otherwise a representative of the Lead Holder is unable to attend or otherwise participate by teleconference or video conferencing, the Company will promptly (and in any event within two (2) Business Days of such meeting or discussion) furnish, or procure to be furnished, to the Lead Holder a summary of such meeting or discussion.
6.2Attendance at Meetings
6.2.1Each Warrantholder may attend all general meetings of members of the Company but may not vote at those meetings in its capacity as holder of or in respect of its holdings of Warrants.
6.2.2For the avoidance of doubt, each Exercise Shareholder may attend all general meetings of members of the Company and vote at those meetings in its capacity as holder of or in respect of its holdings of Exercised Shares.

6.3Appointment of Holder Director
6.3.1The Lead Holder shall be entitled to appoint one (1) director (the “Holder Director”) to the Inspire Board; provided, that the Lead Holder shall be entitled, in its sole discretion, to waive its right to so appoint the Holder Director at any time, by delivery of a written notice to Inspire.
For the avoidance of doubt, if:
(a)the Original Warrantholder ceases to hold 25% or more of the Initial Shareholding, it shall promptly give notice to Inspire to remove the director nominated by it; or
(b)the Holder Director, following his appointment, ceases to be in compliance, based on professional legal or tax advice that is applied equally to all of the directors of Inspire, with (i) applicable Law, including satisfactory completion of all applicable licensing and suitability requirements imposed from time to time by any applicable Governmental Authorities, or (ii) any applicable tax residency requirements or best practices, the Lead Holder (as applicable) shall promptly give notice to Inspire to remove (and, if applicable, replace) the director nominated by it.
6.3.2The Mezzanine Borrower shall (and the other MGE Parties shall cause the Mezzanine Borrower to) cast all votes to which it is entitled in respect of the shares of Inspire, whether at any annual or special meeting, by written consent or otherwise:
(a)to nominate and elect as a director on the Inspire Board of such individual(s) designated by the Lead Holder to serve as the Holder Director; and
(b)to remove and/or replace as a director on the Inspire Board any Holder Director upon, and only upon, the written request of the Lead Holder.
6.3.3The Inspire shall, and the MGE Parties shall cause Inspire to, pay or reimburse each Holder Director, upon such director’s request, for all reasonable and documented out-of-pocket expenses incurred in connection with attending the Inspire Board or committee meetings and otherwise performing their duties as directors and committee members.
6.3.4A quorum for the transaction of business at a meeting of the Inspire Board shall at all times following the appointment of a Holder Director require the presence of the Holder Director (unless Lead Holder has waived its right to nominate, elect and maintain the Holder Director pursuant to Clause 6.3.1), either present in person or, by teleconference or video conferencing or represented by proxy; provided that if a quorum is not present due to the failure of the Holder Director to be so present, the meeting shall be adjourned to the same time three (3) days later (unless such day is not a Business Day, in which case it shall be adjourned to the Business Day immediately following such day) and duly notified to all Directors, and if a quorum is not present at the reconvened meeting due to the absence of the Holder Director, a quorum shall not require the presence of the Holder Director for such reconvened meeting.
6.3.5The MGE Parties shall (i) cause Inspire to ensure that a customary directors’ and officers’ (D&O) liability insurance policy, covering potential liabilities of the directors of the Group Companies to the extent permitted by applicable

Law, is in place for the benefit of all such directors, including the Holder Director and (ii) amend the articles of incorporation of Inspire to include the directors’ and officers’ indemnification provisions that are substantially similar to those in the articles of association of Mezzanine Borrower, subject to such changes as may be required to comply with applicable Law, in each case of clauses (i) and (ii) above, as soon as reasonably practicable following the appointment of a Holder Director.
6.3.6The Original Warrantholder or the Majority Holder (as applicable) shall ensure that any Holder Director shall act in accordance with any applicable tax residency requirements or best practices which are reasonably required, based on professional legal or tax advice and applied equally to all of the directors of Inspire.
6.3.7The MGE Parties shall cause Inspire not to have more than seven (7) Directors at any time. The MGE Parties shall, and shall cause their director designees to, take all such actions as may be necessary or desirable to give effect to this provision.
6.4Appointment of Observers
6.4.1(a) the Original Warrantholder (for so long as it holds 10% or more of the Initial Shareholding) or the Majority Holder (at any point after the Original Warrantholder holds less than 10% of the Initial Shareholding) shall be entitled from time to time to appoint one (1) non-voting observer (an “Observer”) to, and (b) the MBKP Warrantholder (for so long as it holds 10% or more of the MBKP Initial Shareholding) shall be entitled from time to time to appoint one (1) Observer to:
(i)the Board;
(ii)the Inspire Board; and
(iii)the board of directors of each other Group Company (other than the Company or Inspire (as applicable)), to attend meetings of each such board (and meetings of any committees of such boards) as an observer and to remove any person so appointed and to appoint another person in his or her place.
6.4.2Any appointment or removal in accordance with Clause 6.4.1 shall:
(a)be made by notice in writing served on the applicable Group Company; and
(b)take effect at the time that it is served on the applicable Group Company or at any other time as shall be stated in such notice.
6.4.3The Group Companies shall, and the MGE Parties and Inspire shall procure the Group Companies to, procure that any Observer appointed in accordance with Clause 6.4.1 shall be entitled to attend and speak at meetings of the relevant board of directors (whether in full or by committee), but shall not be entitled to vote nor shall such Observer be, or be regarded as, an officer of such Group Company and shall not be counted in the quorum of any meeting of such board of directors (whether in full or by committee).
6.4.4The Group Companies shall, and the MGE Parties and Inspire shall procure the Group Companies to, procure that any Observer appointed in accordance with Clause 6.4.1 shall be given all the information in respect of meetings that a director would be entitled to receive, and shall be entitled to receive that information (including, without limitation, notice of meetings, agendas, minutes and other papers relating to those meetings) at the same time as the directors would be entitled to receive it.
6.5Inspire Board and Committees; Inspire CFO
6.5.1The Warrantholders and MGE Parties agree that the Inspire Board shall, as among the Group Companies, be the sole operational board responsible for the overall strategy, direction and supervision of the Project.
6.5.2The Lead Holder, on the one hand, and MGE Parties, on the other hand, shall cooperate in good faith from the date of this Agreement to identify and mutually agree (within ninety (90) days from the date of this Agreement) upon the appointment of an independent director with extensive casino or other gaming facility management and related marketing, entertainment and tourism experience and expertise in the continent of Asia (an “Independent Inspire Director”) to the Inspire Board. The Mezzanine Borrower shall (and the other MGE Parties shall cause the Mezzanine Borrower to) cast all votes to which it is entitled in respect of the shares of Inspire, whether at any annual or special meeting, by written consent or otherwise to nominate and elect the Independent Inspire Director on the Inspire Board promptly following such mutual agreement. For the avoidance of doubt, any removal or replacement of the Independent Inspire Director shall be done by mutual agreement of the Original Warrantholder or the Majority Holder (as applicable), on the one hand, and MGE Parties, on the other hand.
6.5.3Without prejudice to applicable employment Laws, the MGE Parties shall have the right to:
(a)appoint the chief financial officer of Inspire (the “Inspire CFO”), provided that the Lead Holder shall have the right to veto the appointment of any Inspire CFO designated by the MGE Parties on a commercially reasonably basis; and
(b)remove any Inspire CFO, in consultation with the Lead Holder and taking into consideration the Lead Holder’s commercially reasonable and timely suggestions or objections regarding such removal.
The Inspire CFO shall be an employee or officer of a Group Company. Before the Inspire CFO commences his appointment, Inspire shall enter into a customary service contract with him which shall include provisions on remuneration and termination on terms that shall be approved by the Inspire Board in consultation with the Lead Holder. For the avoidance of doubt, the consultation rights of the Lead Holder under this Clause 6.5.3 shall include the right to recommend and/or interview any potential Inspire CFO candidates prior to his appointment.
6.5.4The Shareholders and the MGE Parties agree that the Inspire Board shall establish and constitute:
(a)a construction committee whose purpose shall be to review, monitor and make recommendations to the Inspire Board on (i) the construction process in connection with the Project, (ii) progress against any applicable construction schedules approved by the Inspire Board in connection with the Project, and (iii) construction budget and spending in connection with the Project; and

(b)a management committee whose purpose shall be to review, monitor and make recommendations to the Inspire Board on (i) Inspire’s financial and operational performance (including, without limitation, the Monthly Operating Report and the Annual Budget), (ii) key strategic initiatives and (iii) organizational needs of the Group Companies.
6.5.5The composition of the committees referred to in Clause 6.5.4 shall be determined by the Inspire Board, and shall at all times include any Holder Director and the Independent Inspire Director, in each case, to the extent such person is appointed to the Inspire Board.
6.6Pre-Emptive Rights
6.6.1Subject to Clause 6.6.8, no Group Company shall issue any Shares or other Equity Securities to any Person (other than the Hanwha Convertible Bond and the Inspire Shares to be issued upon the due conversion of such Hanwha Convertible Bond), unless such Group Company shall have first delivered to each Holder a written notice of such issuance (the “Pre-Emptive Offer”).
6.6.2The Pre-Emptive Offer shall:
(a)describe the price and other terms upon which such securities (the “Pre-Emptive Offered Shares”) are to be issued by the relevant Group Company (including whether such securities will be subject to Encumbrance to secure the obligations of any Group Company) and the number or amount of the securities to be issued;
(b)identify, in the case of an issue of such securities by the Company, each Holder’s Pro Rata Portion or in the case of an issue of such securities by another Group Company, each Holder’s Indirect Ownership Percentage (the “Pre-Emption Portion”); and
(c)offer to issue to each Holder, up to a portion of the Pre-Emptive Offered Shares equal to such Holder’s Pre-Emption Portion.
6.6.3Each Holder shall have the right to purchase, at a price and upon the other terms specified in the Pre-Emptive Offer, up to such Holder’s Pre-Emption Portion of the Pre-Emptive Offered Shares, in accordance with the following provisions:
(a)The Pre-Emptive Offer by its terms shall remain open and irrevocable for a period of fourteen (14) days following delivery of the Pre-Emptive Offer (the “Pre-Emptive Exercise Period”).
(b)To accept a Pre-Emptive Offer pursuant to the foregoing, in whole or in part, each Holder must deliver a written notice to the relevant Group Company prior to the end of the Pre-Emptive Exercise Period, setting forth the number of Pre-Emptive Offered Shares that such Holder elects to purchase (the “Pre-Emptive Acceptance Notice”).
(c)If all of the Pre-Emptive Offered Shares are not fully subscribed for by the Holders, the remaining Pre-Emptive Offered Shares will be reoffered to the Holder(s) that have elected to purchase their full allotment upon the terms set forth in this Clause 6.6, up to such Holder’s Pre-Emption Portion, until all such Pre-Emptive Offered Shares are fully subscribed for or until all such Holder(s) have subscribed for all such Pre-Emptive Offered Shares which they desire to purchase, provided, that such Holder(s) must exercise their purchase rights within ten (10) days of receipt of each such reoffer, and the Pre-emptive Exercise Period shall be deemed to be extended until such date.
(d)No Holder shall be obligated to purchase any Pre-Emptive Offered Shares pursuant to this Clause 6.6, except to the extent that such Holder has notified the relevant Group Company of such Holder’s exercise of the pre-emptive rights granted in this Clause 6.6; provided, that the Original Warrantholder shall not be obligated to purchase any Pre-Emptive Offered Shares unless all of the Pre-Emptive Offered Shares are concurrently being sold in full.
6.6.4The subscription and payment for and issuance of Pre-Emptive Offered Shares to the Holder(s) who delivered a Pre-Emptive Acceptance Notice shall be made on a Business Day, as designated by the relevant Group Company, which is not less than five (5) days and not more than ten (10) days after the expiration of the Pre-Emptive Exercise Period, on the terms and conditions set forth in the Pre-Emptive Offer.
6.6.5If, in respect of any Pre-Emptive Offer, the number of Pre-Emptive Offered Shares proposed to be offered as described in a Pre-emptive Offer exceeds the sum of all Pre-Emptive Offered Shares for which the Holders have elected to subscribe, the relevant Group Company shall have one hundred and twenty (120) days from the expiration of the Pre-Emptive Exercise Period (as the same may be extended pursuant to Clause 6.6.3(c)) (the “Offer Period”) to issue such excess Pre-Emptive Offered Shares, or any portion thereof, to any Person (an “Allottee”); provided that:
(a)such offer shall be made at a price that is the same or above, and on terms and conditions which are not more favourable in the aggregate to the Allottee than, those set forth in the Pre-Emptive Offer;
(b)the issuance to the Allottee is completed before the expiry of the Offer Period; and
(c)the Allottee has entered into a Deed of Adherence as a Non-MGE Shareholder.
6.6.6The relevant Group Company shall not issue or sell any Pre-Emptive Offered Shares to any Person after the expiry of the Offer Period without first re-offering such securities in the manner provided in this Clause 6.6.
6.6.7On the date of issuance of Pre-Emptive Offered Shares to a Holder pursuant to Clause 6.6.4 or to an Allottee pursuant to Clause 6.6.5, the relevant Group Company will, upon receipt of the relevant subscription price:
(a)allot and issue the Subscribed Shares, free from all Encumbrances other than those set forth in the Pre-Emptive Offer, to the relevant Holder(s) and Allottee(s);
(b)enter the name of such Holder(s) or Allottee(s) (as applicable) in the register of members or shareholders of the relevant Group Company as the holder(s) of the Subscribed Shares; and
(c)deliver (at the relevant Group Company’s cost) to such Holder(s)’ address stipulated in the Pre-Emptive Acceptance Notice or Allottee(s)’ address notified in writing to the relevant Group Company by the Allottee(s), certificate(s) in respect of the Subscribed Shares issued to them.
6.6.8The Company or any other Group Company may issue Shares or Equity Securities from time to time, without complying with the other provisions of this Clause 6.6:
(a)to or for the benefit of a Manager Shareholder, in accordance with the terms of any management incentive plan that may be adopted by Inspire from time to time and approved pursuant to paragraph 15 of Schedule 6; provided that the Manager Shareholders shall not at any time hold more than 6% of the Fully Diluted Share Capital of Inspire;
(b)in connection with a Qualified IPO; and/or
(c)in the case of any Group Company (other than the Company), to the direct parent of such Group Company provided that such issuance does not result in a change to each Holder’s Indirect Ownership Percentage.
7.RESTRICTIONS ON AND OBLIGATIONS OF THE MGE PARTIES AND THE GROUP COMPANIES
7.1Undertakings Generally
7.1.1For so long as any Warrants remain unexercised and have not lapsed, the relevant MGE Parties and Inspire shall comply with the applicable undertakings in this Clause 7.
7.1.2For so long as an Exercise Shareholder and/or a Substitution Holder holds Exercised Shares and/or Substitution Shares, the relevant MGE Parties and Inspire shall comply with the applicable undertakings in this Clause 7 (other than Clause 7.2.1).
7.2Share Capital
7.2.1The Company shall (and MGE Shareholder shall cause the Company to) reserve and keep available for issue such number of Shares as would enable the Warrant Shares to be issued to the Warrantholders in full and will ensure that the Directors of the Company have all necessary authorisations to allow them to allot and issue the Warrant Shares at any time to the Warrantholders free from all Encumbrances and from all other rights exercisable by, or claims by, third parties (in each case, other than any restrictions on transfer imposed by applicable securities Laws or this Agreement), and shall take all such actions as may be necessary or appropriate in furtherance of the foregoing. If a vote of the MGE Shareholder or any other MGE Party is required under any applicable Law to reserve and keep available for issue such number of Shares as set forth in the foregoing or is deemed otherwise desirable by the Warrantholders, such MGE Party agrees to cast all votes to which it is entitled as the holder of Equity Securities of the Company (whether at any annual or special meeting of shareholders of the Company, by written consent or otherwise, in such manner as the Warrantholder may instruct) to approve all actions, resolutions or transactions by any Group Company as may be required in connection with, or in furtherance of, this Clause 7.2.1.
7.2.2The Company shall (and MGE Shareholder shall cause the Company to) keep available for issue or transfer, as applicable, to the

Substituting Holders such number of duly authorized, validly issued, fully paid and non-assessable shares in the capital of the Mezzanine Borrower to enable the Substituting Holders to substitute all of the Warrants and/or Shares held by such Substituting Holder from time to time into such Mezzanine Borrower shares as contemplated by the Substitution Rights under Clause 7.8.
7.2.3The Company shall cause the Mezzanine Borrower to keep available for transfer to the Substituting Holders such number of Inspire Shares to enable the Substituting Holders to substitute all of the Warrants and/or Shares held by such Substituting Holder from time to time into Inspire Shares as contemplated by the Substitution Rights under Clause 7.8.
7.3Positive Undertakings
Each of the MGE Parties and Inspire shall in relation to the Group Companies (and shall cause the other Group Companies to):
7.3.1procure that all business connected with the Project together with any expansion or development of the business of the Group Companies, as carried on from time to time, is effected only through Inspire and/or other Group Companies and that all assets connected with the Project and/or the business of the Group Companies from time to time are held only by Inspire and/or other Group Companies; provided that this Clause 7.3.1 shall not apply to the Phase 1B Spin-off (as defined in the Mezzanine Loan Agreement) consummated in accordance with the terms of the Finance Documents (as defined in the Mezzanine Loan Agreement);
7.3.2introduce and maintain proper and up-to-date accounting records and financial control systems in relation to its business and affairs which are appropriate for a business of its nature and size;
7.3.3put in place and maintain at all times insurance cover against appropriate and insurable business risks and liabilities applicable to the Group Companies which is customary for a business of its nature and size;
7.3.4comply in all respects with the provisions of all applicable Laws, bylaws, rules, regulations and codes of conduct from time to time in force and to which the Group Companies are subject, if failure so to comply could reasonably be expected to have a material adverse effect on the business, operations, property, assets or financial condition of the members of the Group Companies (taken as a whole);
7.3.5comply with, and maintain, all material licenses, consents and authorisations, which are required or necessary to carry on the business of the Group Companies from time to time;
7.3.6conduct business at all times in compliance in all material respects with all applicable Money Laundering Laws and maintain policies and procedures reasonably designed to ensure compliance with such Laws;
7.3.7ensure that no part of any Distributions or other dividend or distributions by the Group Companies or other payments payable or paid to any Holder under this Agreement are derived from any unlawful activity or otherwise be proceeds or benefits of any unlawful activity;

7.3.8in performing obligations and carrying out responsibilities under this Agreement, use reasonable endeavours to ensure at all times that none of the Group Companies nor any of their respective Representatives violate any applicable Anti-Corruption Laws, ESG Laws, Sanctions and/or Export Control Laws in any material respect (including by maintaining at all times policies and procedures reasonably designed to promote and ensure compliance with such Laws);
7.3.9take all steps necessary to comply with the terms of this Agreement; and
7.3.10maintain all files, books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their respective assets.
7.4Certain Significant Matters
Subject to any applicable Laws, the MGE Parties and Inspire shall not (and shall procure that each other Group Company shall not) without prior written consent of the Lead Holder (and in the case of the actions, steps or resolutions set out in paragraph 8 of Schedule 6, such consent not to be unreasonably withheld, conditioned or delayed), take or agree to take, whether in a single transaction or in a series of related transactions, any of the actions, steps or resolutions set out in Schedule 6 in relation to the Group Companies, provided that this Clause 7.4 and Schedule 6 shall not apply to any action or matter (i) taken for the purpose of implementing the Phase 1B Spin-Off (as defined in the Mezzanine Loan Agreement) consummated in accordance with the terms of the Finance Documents (as defined in the Mezzanine Loan Agreement) or (ii) approved by or set forth in the Annual Budget that has been approved pursuant to paragraph 3 of Schedule 6.
7.5Distributions
7.5.1The Company shall not (and MGE Shareholder shall cause the Company not to) declare or pay any Distribution in respect of the Company’s Shares unless the Company has provided a written notice of its intention to pay such Distribution to the Warrantholders and Exercise Shareholders (a “Distribution Notice”) in accordance with Clause 7.5.2 and as approved pursuant to paragraph 4 of Schedule 6.
7.5.2The Distribution Notice shall state:
(a)the aggregate amount of the Distribution proposed to be paid by the Company, along with the relevant Holder’s Pro Rata Portion of such Distribution (assuming, in the case of a Warrantholder, due exercise of such Warrantholder’s Subscription Right); and
(b)the proposed date of the Distribution, which shall not be earlier than ten (10) Business Days after the date of the Distribution Notice.
7.6Initial Public Offering
The Company shall use its reasonable endeavours, in mutual discussions with the Lead Holder, to complete a Qualified IPO on or before the date falling six (6) years and six (6) months after the Closing Date (the “IPO Period”). The Company shall not, and shall procure that no other Group Company shall undertake any IPO that is not a Qualified IPO.

7.7Exit Events and Other Material Events
7.7.1Notwithstanding (and without limiting the generality of) other obligations provided under this Agreement, the MGE Parties and Inspire shall not (and shall cause the other Group Companies not to):
(a)consummate any Exit Event without (i) in the case of a Trade Sale, giving the Warrantholders and Exercise Shareholders at least sixty (60) Business Days’ prior written notice, and (ii) in the case of any IPO, keeping the Warrantholders and Exercise Shareholders reasonably informed regarding the progress of (including providing at least fifteen (15) Business Days’ prior written notice in advance of the appointment of a joint bookrunner or lead underwriter in connection with) an IPO (such notice, the “Exit Notice”); or
(b)consummate any refinancing, refunding, renewal or extension of the Senior Facilities or the Mezzanine Facility (or any debt facilities arranged under the Refinancing Arrangements) without giving the Warrantholders and Exercise Shareholders at least sixty (60) Business Days’ prior written notice thereof.
7.7.2Each of the parties hereto acknowledges and agrees that, in connection with an Exit Event, the Warrantholders and the Exercise Shareholders will not be required:
(a)to give warranties or indemnities (other than customary warranties as to ownership of their Equity Securities and as to their capacity to sell their Equity Securities);
(b)to make any part of their proceeds on such Exit Event subject to a retention of any nature; or
(c)to contribute towards the cost of any warranty insurance; and
(d)in the event of an IPO, to agree to any dealing restrictions on or in relation to their Equity Securities, except that:
(i)they shall agree to such restrictions as required by the rules of the Korea Exchange or the applicable Approved Exchange; and
(ii)subject to consent of the Lead Holder (such consent not to be unreasonably withheld, conditioned or delayed), they shall agree to adhere to any voluntary orderly marketing arrangements that are recommended by the joint bookrunner or lead underwriter appointed to act for the relevant Group Company in relation to the IPO; provided that the Company shall use commercially reasonable endeavours to procure that no Warrantholders or Exercise Shareholders will be subject to such voluntary orderly marketing arrangements.
7.7.3Notwithstanding (and without limiting the generality of) other obligations under this Agreement, each of the MGE Parties and Inspire agrees to promptly (and in any event at least sixty (60) Business Days prior to the completion thereof) notify the Holders of any Change of Control Event.

7.8Substitution
7.8.1Upon each occurrence of any of (i) the appointment by the Company or another relevant Group Company of a joint bookrunner or lead underwriter in connection with an IPO, (ii) the delivery of an Exit Notice under Clause 7.7.1(a) in respect of a Trade Sale, or (iii) the delivery of a Tag Along Notice in respect of a Tag Along Sale under Clause 8.4.2 (each, a “Substitution Event”), the Warrantholders and Exercise Shareholders (each, a “Substituting Holders”) as a group shall have the option, exercisable by the Lead Holder by giving written notice of its intention to do so to the Company (the “Substitution Notice”), to require the Company to procure that all (and not less than all) of the Warrants and/or Shares held by all of the Warrantholders and Exercise Shareholders be substituted into such number of duly authorized, validly issued, fully paid and non-assessable common shares of the Substitution Entity (as defined below) (or Equity Securities equivalent to common shares under the applicable laws and entity form of the Substitution Entity) as calculated pursuant to Clause 7.8.4(a) (the “Substitution Shares”) in accordance with this Clause 7.8 (such right, the “Substitution Right”).
For the avoidance of doubt:
(a)the Substitution Right shall become exercisable each time a Substitution Event occurs (each instance of which shall give rise to an independent and non-exclusive opportunity for exercise of the Substitution Right); and
(b)the Company or another relevant Group Company shall not trigger a Substitution Event at any point prior to Inspire obtaining the Final Casino License unless the Company has obtained the approval of the change of shareholding due in respect of the Substitution Transaction by the relevant Governmental Authority.
7.8.2The Substitution Notice shall specify (i) the date on which the Substitution Shares will be transferred to the Substituting Holders and (ii) the address of each Substituting Holder to which delivery of their respective share certificates should be made.
7.8.3The applicable Group Company, the relevant Equity Securities of which will be the Substitution Shares into which the Warrants and/or Shares shall be substituted upon the exercise of the Substitution Right for purposes of this Clause 7.8 (the “Substitution Entity”), shall be as follows:
(a)if the relevant Substitution Event is the appointment of a joint bookrunner or lead underwriter in connection with an IPO, the Substitution Entity shall be such Group Company that is the subject of such IPO;
(b)if the relevant Substitution Event is the delivery of an Exit Notice under Clause 7.7.1(a) in respect of a Trade Sale, the Substitution Entity shall be such Group Company that is the subject of such Trade Sale; and
(c)if the relevant Substitution Event is the delivery of a Tag Along Notice under Clause 8.4.2, the Substitution Entity shall be such Group Company which is the subject of such Tag Along Sale.

For the avoidance of doubt, the Group Company that is the subject of any IPO or Trade Sale being initiated by the MGE Parties shall be determined by the MGE Parties in their sole discretion.
7.8.4Pursuant to the exercise of the Substitution Right, the Company shall (and MGE Shareholder shall cause the Company to) procure that the Group Company which is the direct parent of the Substitution Entity (the “Substitution Parent”) shall transfer, or procure to be transferred, such relevant number of shares of the Substitution Entity held by the Substitution Parent, free from all Encumbrances (other than any restrictions on transfer imposed by applicable securities Laws or this Agreement), to the Substituting Holders as follows:
(a)Calculation of Substitution Shares. The number of applicable Substitution Shares shall be the number of common shares of the Substitution Entity (or Equity Securities equivalent to common shares under the applicable laws and entity form of the Substitution Entity) that represents the Indirect Ownership Percentage that the relevant Warrantholder and/or Exercise Shareholder has in such Substitution Entity at such time, and so that, upon exercise of their Substitution Rights, the number of Substitution Shares shall be equal to the number of common shares of the Substitution Entity (or Equity Securities equivalent to common shares under the applicable laws and entity form of the Substitution Entity) having a Fair Market Value equal to the Fair Market Value of the Warrant Shares (for the avoidance of doubt, in each case calculated on a Fully Diluted Basis); provided, that:
(i)for purposes of this Clause 7.8 only:
(A)the Fair Market Value of the Substitution Entity shall be equal to the fair market value determined using (x) the applicable equity valuation and sale price based upon which the Transfer of the relevant Equity Securities is to be consummated, in the case of a Substitution Event that is a Trade Sale or a Tag Along Sale, and (y) the applicable IPO Price, in the case of a Substitution Event that is an IPO (such Fair Market Value, the “Substitution FMV”); and
(B)the Fair Market Value of the Company and the Warrant Shares shall be determined by the Valuation Expert (in accordance with Clause 12, applied mutatis mutandis) (i) using the Substitution FMV and (ii) taking into account any other assets and liabilities at the relevant time of the Company and any other Group Company that directly or indirectly holds interests in the Substitution Entity;
(ii)without limiting the generality of the foregoing, with respect to any transfer of the Substitution Shares which must occur on the Early Substitution Date pursuant to Clause 7.8.4(c)(i)(B):
(A)the number of the applicable Substitution Shares to be transferred on the Early Substitution Date shall be calculated using the Fair Market Value determined by the Valuation Expert (in accordance with Clause 12, applied mutatis mutandis) (the “Early Substitution

FMV”) as of immediately prior to the Early Substitution Date; and
(B)if such number of Substitution Shares received by the Substituting Holders on the Early Substitution Date is greater or less than the number of Substitution Shares that the Substituting Holders should have received on the basis of (i) the Substitution FMV and (ii) the Fair Market Value of the Company and the Warrant Shares re-calculated by the Valuation Expert as of immediately prior to completion of the IPO and on the basis of the Substitution FMV (such difference in the number of Substitution Shares, the “Delta Shares”), then the number of Substitution Shares shall be adjusted in accordance with Clause 7.8.4(d).
(b)Adjustments and Disputes. The provisions of Clause 5.1 shall apply, mutatis mutandis, if any event similar to an Adjustment Event occurs with respect to the relevant Group Companies, so that the Substitution Rights shall be adjusted accordingly. In the event of any dispute regarding such adjustment of the Substitution Rights or in connection with the calculation of the Substitution Shares or the Cash Settlement Amount under Clause 7.8.4(a), such disputes shall be resolved by the Valuation Expert in accordance with Clause 12, applied mutatis mutandis (as if references to the Majority Holder and/or Original Warrantholder therein refer to the Substituting Holders, and references to MGE Shareholder and/or the Company therein refer to the Substitution Parent).
(c)Timing. The transfer of the Substitution Shares to the applicable Substituting Holder shall occur:
(i)if the relevant Substitution Event is the appointment of a joint bookrunner or lead underwriter in connection with an IPO:
(A)immediately prior to the consummation of the IPO; or
(B)if the rules of the relevant Approved Exchange would not allow the Substituting Holders to participate as selling shareholders in the IPO unless they acquired ownership of the Substitution Shares at an earlier date, then the latest date that would enable the Substituting Holders to participate as selling shareholders of the Substitution Entity in the IPO under such rules (which, in case of an IPO on the Korea Exchange, shall be no later than the filing date for the listing eligibility review application) (such earlier date, the “Early Substitution Date); and
(ii)if the relevant Substitution Event is the delivery of an Exit Notice under Clause 7.7.1(a) in respect of a Trade Sale or a Tag Along Notice under Clause 8.4.2, then immediately prior to the consummation of the Trade Sale or Tag Along Sale (as applicable).
(d)True-up Adjustment for Delta Shares. In the event that there are any Delta Shares under Clause 7.8.4(a)(ii), then:

(i)in event the number of Delta Shares is a negative number, the relevant Substituting Holder shall have the right to cause the Company to pay (or procure the Substitution Parent to pay) to such Substituting Holder, within one (1) year from the date of such Substituting Holder’s written request, by wire transfer of immediately available funds to the account designated by such Substituting Holder, an amount equal to the product of (x) the number of the Delta Shares attributable to such Substituting Holder (converted to a positive number) and (y) the applicable IPO Price; and
(ii)in event the number of Delta Shares is a positive number, the Company shall have the right to cause the relevant Substituting Holder to pay to the Substitution Parent, within one (1) year from the date of the Substitution Parent’s written request, by wire transfer of immediately available funds to the account designated by the Substitution Parent, an amount equal to the product of (x) the number of the Delta Shares attributable to such Substituting Holder and (y) the applicable IPO Price (such amount payable under this Clause 7.8.4(d), the “Cash Settlement Amount”);
provided, that the payment of the Cash Settlement Amount shall satisfy in full all obligations of the relevant Substituting Holders or the Company, as the case may be, to adjust the number of Substitution Shares pursuant to Clause 7.8.4(a)(ii).
7.8.5In undertaking to procure the delivery of Substitution Shares as described in Clause 7.8.4, the Company undertakes to provide whatever compensation to the Substitution Parent is considered necessary by the MGE Parties, and in a manner to be determined by the MGE Parties, to enable the delivery of Substitution Shares to the Substituting Holders, taking into account the facts surrounding the Substitution Event. Notwithstanding any other provision of this Agreement, the Substitution Parent shall be responsible for any Transfer Taxes (or additional Transfer Taxes) that arise as a result of the exercise by the MGE Parties of their rights under this Clause 7.8.5.
7.8.6On the date specified in Clause 7.8.4(c) or on such other date as set out below:
(a)the Company shall procure that the Substitution Parent shall deliver to each Substituting Holder duly executed transfers in favour of such Substituting Holder in respect of the Substitution Shares to which such Substituting Holder is entitled for a purchase price per Substitution Share of USD 0.01 (one cent) (the “Substitution Share Transfer Price”);
(b)the Company shall procure that the Substitution Entity shall:
(i)provided that the Substitution Entity is provided with evidence satisfactory to it (acting reasonably) that any stamp duty, registration, documentary or similar taxes (including securities transaction taxes) or any other similar duties (collectively, “Transfer Taxes”) imposed on the transfer (if any) have been paid, procure the entry of such Substituting Holder’s name in the register of members of the Substitution Entity as the holder of the Substitution Shares;

(ii)within 10 (ten) Business Days, deliver (at the Substitution Entity’s cost) to such Substituting Holder’s address stipulated in the Substitution Notice, certificate(s) in respect of the Substitution Shares transferred with the name of such Substituting Holder thereon and (if applicable) the corporate seal of the Substitution Entity affixed therein;
(c)the Substituting Holders shall:
(i)deliver to the Substitution Parent the aggregate Substitution Share Transfer Price in respect of the Substitution Shares being transferred by either:
(A)delivering to the Substitution Parent a banker’s draft; or
(B)making a same day electronic transfer in cash to a bank account nominated by the Substitution Parent, the details of which shall have been notified by the Substitution Parent or Substitution Entity, as applicable, to the Substituting Holders at least three (3) Business Days prior to such day the Substitution Shares are to be issued or transferred;
(ii)deliver to the Company duly executed transfers in favour of the Company (or any Affiliate of the Company as the Company may direct) in respect of Shares over which the Substitution Right is being exercised for no additional consideration; and
(iii)deliver to the Company all Certificate(s) for the unexercised Warrants and all certificate(s) for the Shares over which the Substitution Right is being exercised; and
(d)the Company shall update the Register and/or the register of members of the Company to reflect the substitution of the Warrants and/or Shares, as applicable.
The transfer of the Substitution Shares to the Substituting Holders in accordance with Clause 7.8.4 and Clause 7.8.5 is hereinafter referred to as the “Substitution Transaction”.
7.8.7Without affecting the generality of the foregoing provisions of this Clause 7.8, the MGE Shareholder, the Company and the Substituting Holders acknowledge and agree that:
(a)the Substitution Transaction shall be effected in a manner so as to provide to the Substituting Holders such economic value and other rights in the Substitution Shares that are equivalent to the Fair Market Value of and other rights attaching to such Warrants and/or Shares for which the Substitution Right was exercised;
(b)without limiting the generality of the foregoing Clause 7.8.7(a), MGE Shareholder and the Company shall (and shall procure that the Substitution Entity and the Substitution Parent shall), on the one hand, and the Substituting Holders shall, on the other hand, cooperate and use their respective commercially reasonable endeavours to procure that the Substitution Transaction is structured and effected in a manner that is most efficient from a tax and legal perspective (as may be determined with the advice of each party’s professional legal, tax, accounting and/or financial advisors) to the MGE Shareholder, any Group Company (including the Substitution Entity and the Substitution Parent), the Warrantholders, the Exercise Shareholders and the Substituting Holders (taken as a whole) including, without limitation, where the Substitution Entity is not incorporated or resident in Korea, reviewing whether the Substitution Shares should be newly issued, rather than transferred, to the Substituting Holders (provided, that if the Substitution Entity is Inspire, the Substitution Transaction shall be effected as a transfer of existing common shares of Inspire (and not through a new issuance) unless the Lead Holder provides its prior written consent otherwise);
(c)subject to Clauses 7.8.3 and 7.8.4, prior to a potential Exit Event, if it is commercially desirable for the Substitution Entity to be Inspire, the MGE Parties shall use commercially reasonable endeavours to: (i) if the facility under the Senior Facilities Agreement is still outstanding at the time of the Substitution Transaction in respect of Inspire, procure that the Senior Secured Parties shall permit the consummation of the Substitution Transaction in respect of Inspire and that none of the shares of Inspire be subject to any Encumbrances; or (ii) if any Group Company elects to enter into any Refinancing Arrangements from time to time, procure that the relevant lenders shall permit the consummation of the Substitution Transaction in respect of Inspire and that none of the shares of Inspire be subject to any Encumbrances;
(d)upon the completion of the Substitution Transaction, the Warrants will be deemed to be cancelled and the terms and conditions of this Agreement applicable to the Warrants and/or Exercised Shares that were substituted shall apply mutatis mutandis to the Substitution Shares, including without limitation:
(i)references to the Exercised Shares in this Agreement shall be deemed to refer to the Substitution Shares;
(ii)the Substitution Entity will have equivalent obligations to the obligations of the Company under this Agreement;
(iii)the controlling shareholder(s) of the Substitution Entity will have equivalent obligations to the obligations of MGE Shareholder under this Agreement; and
(iv)the holders of the Substitution Shares will have equivalent rights to the rights of the Warrantholders and Exercise Shareholders under this Agreement; and
(e)upon request from the Substituting Holders, to the fullest extent permitted under applicable laws, the Substitution Entity shall (and the other MGE Parties shall cause the Substitution Entity to) amend or procure the amendment of the articles of association (or other constitutional document, as applicable) of the Substitution Entity, so as to reflect the rights of the Substituting Holders in respect of the Substitution Shares hereunder.
7.8.8Each Substituting Holder shall bear its proportionate share (such proportion being equal to such Substituting Holder’s proportionate share of the Substituting Shares) of any Transfer Taxes payable in any jurisdiction in connection with the Substitution Transaction. The Substituting Holders will be responsible for arranging prompt payment of any such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed in connection with such a payment.
7.8.9In the event that the Substitution Entity is Inspire, the Company and the MGE Shareholder will (and will procure that the Substitution Entity and the Substitution Parent will), and the Substituting Holders will, use their commercially reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Substitution Transaction, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, permits from, or any orders made, issued or entered by or with, all Governmental Authorities. In furtherance and not in limitation of the foregoing, the Company and the MGE Shareholder and, where applicable, the Substituting Holders, undertake and agree to make, or cause to be made all filings reasonably required of each of them and any of their respective Subsidiaries or Affiliates under any applicable Antitrust and Foreign Investment Laws with respect to the Substitution Transaction as promptly as practicable, and supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to such Antitrust and Foreign Investment Laws; provided, that if any such information or documentary material is, in the reasonable written opinion of the Company and the MGE Shareholder, commercially or competitively sensitive information in respect of the business of the Group Companies, the MGE Parties or their respective Affiliates, such information or documentary material will be disclosed subject to customary confidentiality arrangements and, if so requested by the relevant MGE Party, on a counsel-to-counsel basis.
7.9Purchase of Warrants
Save in connection with the exercise of the Substitution Right by the Warrantholders and Exercise Shareholders pursuant to Clause 7.8, the Company will not purchase, and will procure that its Subsidiaries will not purchase, Warrants unless an offer to purchase is made pro rata to all Warrantholders.
7.10No Impairment
Each of the MGE Parties shall not (and shall cause the other Group Companies not to), by amending its Organizational Documents or through any consolidation, reorganization, transfer of assets, liquidation, dissolution, issue or sale of securities, creation of any Outstanding Options or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement.
7.11Register
The Company will maintain the Register in accordance with the provisions of Schedule 3.
7.12Tax Matters
7.12.1Each Group Company will use commercially reasonable endeavours to manage its affairs so as to be treated as tax resident solely in its jurisdiction of incorporation;
7.12.2The Company and MGE Shareholder will comply with all applicable economic substance requirements in Jersey (Channel Islands); and

7.12.3(a) No Group Company has entered into any “check-the-box” election to determine its status for U.S. tax purposes, and (b) the Group Companies shall not (and each of the MGE Parties and Inspire shall cause the Group Companies not to) enter into any such “check-the-box” election to determine its status for U.S. tax purposes other than with the prior written consent of the Lead Holder.
8.TRANSFER OF WARRANTS AND SHARES
8.1General Restrictions on Transfer
8.1.1The Warrants and/or Shares may be transferred in whole or in part in accordance with the provisions of this Clause 8 and Schedule 4.
8.1.2Notwithstanding any other provision of this Agreement, other than with prior written consent of the Lead Holder:
(a)MGE Shareholder shall not Transfer any of its Company Equity Securities other than:
(i)Transfers made pursuant to Clause 8.3 (Warrantholder’s Drag Along Right upon Put Failure);
(ii)Transfers of Tag Along Shares for which Tag Along Rights apply under Clause 8.4 (Tag Along Right); and
(iii)Transfers made pursuant to Clause 8.9 (MGE Shareholder’s Drag Along Right), which shall be subject to the provisions of Clause 8.5 (Original Warrantholder’s Right of First Refusal).
(b)Each of the MGE Parties shall not, and shall cause the other Group Companies not to, Transfer any Equity Securities of any Group Company held, directly or indirectly, by it, other than:
(i)Transfers of Company Equity Securities by MGE Shareholder that is in compliance with Clause 8.1.2(a);
(ii)Transfers of Equity Securities of any Group Company in connection with a Qualified IPO (subject to the right of the Warrantholders and Exercise Shareholders to sell all of their respective Exercised Shares or Substitution Shares in such a Qualified IPO, on a priority basis ahead of any Equity Securities held by the other Shareholders);
(iii)Transfers of Equity Securities of any Group Company required in relation to the enforcement of the Senior Borrower Share Pledge or the Mezzanine Borrower Share Pledge or any other Encumbrance created in connection with any Refinancing Arrangement in compliance with clauses 20.4 (Negative Pledge) and 20.6 (Financial Indebtedness) of the Mezzanine Loan Agreement and not in breach of clause 23.20 (Material Financing Agreement Amendment) of the Mezzanine Loan Agreement (for the avoidance of doubt, without prejudice to Clauses 7.8.4 and 7.8.7(c));
(iv)Transfers of Equity Securities of any Group Company in connection with which Warrantholders and/or Exercise Shareholders are entitled to exercise Substitution Rights under

Clause 7.8 (Substitution) and then Tag Along Rights under Clause 8.4 (Tag Along Right); and
(v)Transfers of Equity Securities of any Group Company to another Group Company that is, directly or indirectly, wholly-owned by the Company in connection with any bona fide reorganization that has been approved pursuant to paragraph 3 of Schedule 6.
(c)The MGE Parties shall not, and shall procure that each other Group Company shall not, grant, pledge or otherwise create or permit to exist any Encumbrance with respect to, any Equity Securities of any Group Company (other than a Permitted Security (as defined in the Mezzanine Loan Agreement) or any Encumbrance in relation to any future Refinancing Arrangements or other financing arrangements by any Group Company permitted under a duly approved Annual Budget) (for the avoidance of doubt, without prejudice to Clause 7.8.7(c)).
8.1.3Following an IPO, the relevant MGE Party (or other Group Company) holding Equity Securities in the Group Company that is the subject of such IPO shall not sell, dispose of or transfer such Equity Securities to any Person (other than an Affiliate thereof) without the prior written consent of the Original Warrantholder (which consent shall not be unreasonably withheld, conditioned or delayed) for a period of two (2) years following the expiration date of any lock-up period applicable to the Warrantholders and the Exercise Shareholders in connection with the IPO; provided that this Clause 8.1.3 shall immediately cease to apply upon the Original Warrantholder ceasing to hold at least 10% of the Initial Shareholding.
8.1.4No Warrantholder, Exercise Shareholder or other Non-MGE Shareholder shall transfer any of their Warrants or Equity Securities of any Group Company (as applicable) to any person who is not party to this Agreement, without the transferee first entering into a Deed of Adherence in the capacity as a Warrantholder, Exercise Shareholder or Non-MGE Shareholder (as applicable).
8.1.5The parties hereto acknowledge and agree that at no time may there be more than 10 Warrantholders unless and until the Company has obtained the necessary consent pursuant to the Control of Borrowing (Jersey) Order 1958.
8.1.6Notwithstanding any other provision of this Agreement:
(a)MGE Shareholder may freely Transfer at any time any of its Equity Securities of any Group Company to any Person who is an Affiliate of MGE Shareholder without the consent of any other party and without complying with any of the procedures set out in Clause 8.1.2; provided that such Affiliate shall enter into a Deed of Adherence in the capacity as MGE Shareholder and that such Transfer shall not relieve MGE Shareholder of any of its obligations hereunder; and
(b)the Warrantholders and Non-MGE Shareholders may freely Transfer at any time any of its Equity Securities of any Group Company to any Person who is an Affiliate of such Warrantholder or Non-MGE Shareholder without the consent of any other party; provided that in case of Transfers by a Warrantholder and Non-MGE Shareholder to an Affiliate, such Affiliate shall enter into a Deed of Adherence in the capacity as a Warrantholder or Non-MGE Shareholder, as applicable, and that such Transfer shall not relieve such Warrantholder or Non-MGE Shareholder, as applicable, of any of its obligations hereunder.
8.1.7The Warrantholders and Non-MGE Shareholders shall not Transfer (and shall procure that no direct or indirect interest in any of their Equity Securities of any Group Company shall be Transferred, including by way of a Transfer of Equity Securities in such Warrantholder or Non-MGE Shareholders or any holding company thereof) to:
(a)a Prohibited Person; provided, that such Person shall have the right to review all material filings, submissions and written correspondence with the applicable Governmental Authorities (including Gaming Boards) relating to such Person’s designation as a Prohibited Person and the MGE Parties shall exercise all reasonable endeavours to procure that such Person shall be given reasonable opportunity to communicate with such Governmental Authority or any official, employee or representative thereof in connection with any such designation, and the right, to the fullest extent permitted by applicable Law, to challenge, appeal or otherwise dispute the decision of such Governmental Authority and the MGE Parties shall have exercised all reasonable endeavors to procure direct communications (including in-person meetings) between such Person and the relevant Governmental Authority; or
(b)a Competitor; provided, that if an Event of Default has occurred and is continuing, the foregoing limitation shall not apply and the Warrantholders and Non-MGE Shareholders may Transfer their Equity Securities to any Person (including a Competitor) subject only to compliance with Clause 8.8 (MGE Shareholder’s Right of First Offer).
8.1.8For purposes of Clause 8.1.7, an Event of Default shall be deemed to be “continuing” if:
(a)the Lead Holder has provided a written notice to MGE Shareholder and the Company of the occurrence of an Event of Default (a “Default Notice”); and
(b)the Event of Default specified in the Default Notice has not been remedied by the applicable MGE Party within thirty (30) Business Days of the date of the Default Notice.
8.1.9The Warrantholders and Non-MGE Shareholders undertake that, for so long as they hold Warrants or Equity Securities of any Group Company (as applicable), they (and their respective successors and assigns) shall use commercially reasonable endeavours to remain in material compliance with applicable gaming licensing and suitability requirements imposed from time to time by the applicable Governmental Authorities.
8.2Put Option
8.2.1The Original Warrantholder (for so long as it holds 10% or more of the Initial Shareholding) or the Majority Holder (at any point after the Original Warrantholder holds less than 10% of the Initial Shareholding) (the “Put Holder”) shall have the right (such right, the “Put Option”), exercisable at its sole discretion, to require the MGE Shareholder to purchase all (but not less than all) of the unexercised Warrants that the Put Holder and all of the other Warrantholders hold at the relevant time (the “Put Warrants”) for an aggregate cash purchase price (the “Put Price”) equal to the higher of:

(a)the Fair Market Value of the Put Warrants on the date of exercise of the Put Option, as determined by the Valuation Expert; and
(b)USD 110 million, multiplied by a fraction, the numerator of which is the number of Put Warrants and the denominator of which is the total number of Warrants issued under this Agreement.
8.2.2The Put Option may be exercised at any time from (and including) the expiry date of the IPO Period until (and including) the tenth (10th) year anniversary of the Closing Date (such period, the “Put Option Exercise Period”) by the Put Holder serving a written notice to the MGE Shareholder in accordance with Clause 8.2.5 (the “Put Option Exercise Notice”).
8.2.3The Put Option Exercise Notice will state that the Put Holder (on behalf of itself and all the other Warrantholders) has elected to exercise the Put Option in respect of all of the Put Warrants.
8.2.4Concurrently with providing the Put Option Exercise Notice, the Put Holder shall deliver a copy of the Put Option Exercise Notice to each of the other Warrantholders and a Valuation Request to the Valuation Expert pursuant to Clause 12, requesting the determination of the Fair Market Value of its Put Warrants as of the date of the Put Option Exercise Notice.
8.2.5A Put Option Exercise Notice shall be deemed to be validly served if it is delivered to the MGE Shareholder in accordance with Clause 18 (Notices).
8.2.6Once served, a Put Option Exercise Notice shall, subject to Clause 8.2.9, oblige the Put Holder and all of the other Warrantholders to sell to the MGE Shareholder and oblige the MGE Shareholder to purchase from the Put Holder and all of the other Warrantholders the Put Warrants:
(a)within the Put Settlement Period (as defined in Clause 8.2.7); and
(b)for the consideration set out in Clause 8.2.1 and otherwise in accordance with and subject to the terms of this Agreement.
8.2.7On or prior to the date falling sixty (60) days after the date of the relevant Valuation Notification pursuant to which the Put Price is established in accordance with Clause 8.2.1 (such period, as may be extended in accordance with this Clause 8.2.7, the “Put Settlement Period”):
(a)the MGE Shareholder shall pay to the Put Holder and all of the other Warrantholders, by certified or bank check or wire transfer of immediately available funds, their respective portions of the Put Price; and
(b)the Put Holder and all of the other Warrantholders will deliver to the MGE Shareholder the Certificate(s) representing the Put Warrants;
provided, that the initial sixty (60) day Put Settlement Period shall be extended for an additional thirty (30) day period if so requested in writing by the MGE Shareholder if (i) within thirty (30) days from the date of receipt by MGE Shareholder of the Valuation Notification pursuant to which the Put Price is established, MGE Shareholder has delivered a written notice to the Put Holder confirming the intention of MGE Shareholder to expeditiously consummate the purchase of the Put Warrants and describing its plans for funding the Put Price, and (ii) such extension may be necessary to obtain the requisite financing (including any related approvals or consents from any

Governmental Authority) in order to fund the Put Price, and the MGE Shareholder provides the Put Holder, at the time of the extension request, with reasonable evidence that MGE Shareholder is engaged in good faith efforts to obtain such financing.
8.2.8The delivery by the Put Holder and all of the other Warrantholders of the Put Warrants (including the Certificate(s) for the Put Warrants) will be deemed a representation and warranty by them that: (i) the Put Holder and the other Warrantholders have full right, title and interest in and to their respective Put Warrants; (ii) the Put Holder and the other Warrantholders have all necessary power and authority and have taken all necessary action to sell the Put Warrants as contemplated by this Clause 8.2; and (iii) the Put Warrants are free from all Encumbrances (other than (x) any restrictions on transfer imposed by applicable securities Laws or this Agreement or (y) any Encumbrances created by or through the Group Companies), and in no event shall it be required to make or give or be deemed to have made or given any other representations or warranties, covenants, indemnities or other obligations in respect of the closing of the sale of the Put Warrants.
8.2.9The Put Holder may revoke its Put Option Exercise Notice and the exercise of the Put Option by serving a written notice of such revocation to MGE Shareholder at any time prior to MGE Shareholder’s payment of the Put Price. Any such revocation will be without prejudice to the Put Holder’s right to send MGE Shareholder a new Put Option Exercise Notice subject to complying with the procedure set out in this Clause 8.2.
8.2.10If the Put Holder revokes a Put Option Exercise Notice in accordance with Clause 8.2.9:
(a)notwithstanding Clause 12, the Put Holder shall pay or reimburse the Company for the costs and expenses of the Valuation Expert incurred in connection with the valuation conducted pursuant to Clause 8.2.4; and
(b)if a Valuation Notification has been received in connection with the Put Option Exercise Notice, notwithstanding the provision of Clause 8.6, MGE Shareholder may exercise the Call Option in respect of the Put Warrants (the “Put Holder Called Warrants”) by issuing a written notice to the Put Holder (on behalf of itself and all the other Warrantholders) (“Put Holder Call Option Exercise Notice”), specifying:
(i)the aggregate cash purchase price payable for the Put Holder Called Warrants, which shall be equal to the Put Price; and
(ii)the date for the closing of the purchase of the Put Holder Called Warrants which shall be the later of (x) the last day of the Put Settlement Period; and (y) five (5) Business Days from the date of the Put Holder Call Option Exercise Notice issued in accordance with this Clause 8.2.10.
8.2.11The Parties acknowledge and agree that if there:
(a)has been a Substitution Transaction where the relevant Substitution Event is the appointment of a joint bookrunner or lead underwriter in connection with an IPO but there is a failure for the Qualified IPO to occur within nine (9) months of such Substitution Transaction;

(b)has been a Substitution Transaction where the relevant Substitution Event is the delivery of an Exit Notice under Clause 7.7.1(a) in respect of a Trade Sale or a Tag Along Notice under Clause 8.4.2 but there is a failure for the Trade Sale or Tag Along Sale, as applicable, to occur within three (3) months of such Substitution Transaction; or
(c)there has been some other form of corporate reconstruction involving the Group Companies which has been carried out by the MGE Parties and, as a result of which, the Warrantholders have received Equity Securities in a Group Company and the Warrants have been cancelled, the Put Option provided in this Clause 8.2 shall apply equally to any Substitution Shares or Equity Securities (as applicable) that the Put Holder and the other Substituting Holders hold at the relevant time, mutatis mutandis, in which case the Put Holder shall have a Put Option with respect to all (but not less than all) of the Substitution Shares or Equity Securities (as applicable) that it and the other Substituting Holders hold at the relevant time, and Clauses 8.2.1 through 8.2.10 (including the definition of Put Securities) shall be construed accordingly.
8.3Drag Along Right upon Put Failure
8.3.1If the Put Holder has exercised the Put Option and the MGE Shareholder does not pay (or procure the payment of) the Put Price to the Put Holder and the other Warrantholders pursuant to Clause 8.2.7 (or Clause 8.2.11, as applicable) before the expiry of the Put Settlement Period, the Put Holder shall have the right (the “BCC Drag Along Right”) to sell, and MGE Shareholder (or, if Clause 8.2.11 applies, the MGE Party shareholder of the relevant Group Company) (the “BCC Dragged Holder”) shall sell at such time, concurrently with the Put Holder’s sale of its Warrants (or Shares, as applicable), to any Third Party Buyer, all (but not less than all) of the Company Equity Securities (or, if Clause 8.2.11 applies, Equity Securities in the other relevant Group Company) held by the BCC Dragged Holder, for cash consideration and at the same sale price (on an as-converted, fully-diluted per share price basis) and on the same terms and conditions that the Put Holder shall sell its Warrants (or Shares, as applicable) to the Third Party Buyer (a “BCC Drag Sale”), in accordance with the provisions of this Clause 8.3.
8.3.2In the event of a BCC Drag Sale:
(a)The Put Holder must provide a written notice (a “BCC Drag Along Notice”) to the BCC Dragged Holder, at least forty-five (45) days prior to the consummation of the BCC Drag Sale, of its intention to exercise the BCC Drag Along Right, which notice shall state:
(i)the proposed sale price of the Equity Securities of the relevant Group Company to be sold in the BCC Drag Sale (on an as-converted, fully-diluted per share price basis) and the key commercial terms of such sale (including, to the extent available at such time, any written proposals or agreements relating thereto);
(ii)the anticipated closing date; and
(iii)the identity of the Third Party Buyer.

(b)Concurrently with providing the BCC Drag Along Notice, the Put Holder shall deliver a Valuation Request to the Valuation Expert under Clause 12, requesting the determination of the Fair Market Value of the Equity Securities of the relevant Group Company as of the date of the BCC Drag Along Notice, unless the Put Holder, on the one hand, and the Company and MGE Shareholder on the other hand, have mutually agreed on the Fair Market Value of the Equity Securities of the relevant Group Company in writing.
(c)The Put Holder shall have a six (6) month period (which six (6) month period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority) from delivery of the BCC Drag Along Notice to the BCC Dragged Holder to complete a BCC Drag Sale.
(d)All reasonable costs and expenses incurred in connection with any proposed BCC Drag Sale (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finders, brokerage and investment banking fees, charges or commissions (but excluding any taxes incurred by the Put Holder), will be paid solely by MGE Shareholder.
8.3.3In the event that the BCC Drag Sale as set forth in the BCC Drag Notice is proposed to be consummated within sixty (60) days of the expiry of the Put Settlement Period, the obligation of MGE Shareholder and/or the MGE Party shareholder of the relevant Group Company to participate in a BCC Drag Sale shall only arise if the gross sale proceeds to be paid to MGE Shareholder or the MGE Party shareholder of the relevant Group Company in such BCC Drag Sale at the consummation thereof (for the avoidance of doubt, prior to any withholdings for tax or otherwise or relevant transaction expenses) is at least 80% of the Fair Market Value of the Equity Securities of the relevant Group Company held by MGE Shareholder and/or the MGE Party shareholder of the relevant Group Company that are being Transferred in the BCC Drag Sale as determined by the Valuation Expert pursuant to the procedures set forth in Clause 12. For the avoidance of doubt, if the BCC Drag Sale as set forth in the BCC Drag Notice is proposed to be consummated after sixty (60) days of the expiry of the Put Settlement Period, such condition on the obligation of MGE Shareholder and/or the MGE Party shareholder of the relevant Group Company to participate in a BCC Drag Sale as described in the foregoing sentence in this Clause 8.3.3 shall not apply.
8.3.4If a vote of the BCC Dragged Holder is required under any applicable Law in connection with a BCC Drag Sale being implemented pursuant to this Clause 8.3 or is deemed otherwise desirable by the Put Holder in connection with a transaction being implemented pursuant to this Clause 8.3, the BCC Dragged Holder agrees to cast all votes to which it is entitled as the holders of its Equity Securities of the relevant Group Company (whether at any annual or special meeting of shareholders of the relevant Group Company, by written consent or otherwise, in such manner as the Put Holder may instruct) to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the relevant Group Company (or all or any portion of its assets) in connection with, or in furtherance of, the exercise by the Put Holder of its rights under this Clause 8.3.

8.3.5The Put Holder shall use its commercially reasonable endeavours to conduct the BCC Drag Sale in good faith and through a commercially reasonable process, in consultation with MGE Shareholder and taking into consideration MGE Shareholder’s reasonable suggestions regarding the appointment of an investment bank to conduct the sale, the sale price and the identity of the Third Party Buyer.
8.3.6In no event shall MGE Shareholder or the MGE Party shareholder of the relevant Group Company give any indemnity, or be subject to any other obligations, which is for an aggregate amount exceeding the proceeds actually received by it in the BCC Drag Sale.
8.3.7The BCC Dragged Holder shall take all actions as may be reasonably necessary to consummate the BCC Drag Sale, including, without limitation:
(a)providing any customary due diligence materials and reasonable access to the premises, assets, books, accounts, records of the relevant Group Company to the Third Party Buyer and reasonable opportunity to consult with their directors, officers, senior management, in each case, during normal business hours and upon reasonable advance notice and in such a manner that does not unreasonably interfere with the normal operations of the Group Companies, with the understanding that the Third Party Buyer should be afforded the ability to reasonably assess the assets and liabilities of the relevant Group Company and its Subsidiaries based on such provided materials and access, in each case, as such information and access rights may be reasonably restricted in terms of timing, method, participants and recipients, as applicable, in line with the general market practice for transactions of similar size and nature in the jurisdictions where such transaction is proposed to take place;
(b)entering into agreements and delivering certificates and instruments (including a form of transfer in respect of its Equity Securities of the relevant Group Company, a duly executed sale agreement and the share certificate(s) (or an indemnity in its place) in respect of the Equity Securities of the relevant Group Company held by it), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Put Holder; and
(c)if requested by the Put Holder, causing the relevant MGE Parties and/or their Affiliates to promptly terminate the Mohegan Management Agreement and/or the Development Services Agreement (including related ancillary agreements) in accordance with the terms thereof.
8.3.8The proceeds of a BCC Drag Sale will be distributed to the Warrantholders and Exercise Shareholders selling the Put Warrants, on the one hand, and MGE Shareholder (or other relevant MGE Party), on the other hand, in the following amounts and order of priority:
(a)first, one hundred percent (100%) to the Warrantholders and Exercise Shareholders (pro rata to the number of Equity Securities in the relevant Group Company sold by each Warrantholder and Exercise Shareholder), until the cumulative distributions (including all Distributions received by the Warrantholders and Exercise Shareholders (including, for the avoidance of doubt, any previous holders of Warrants and Exercise Shares) prior to the consummation of the BCC Drag Sale) received by them equal the Put Price as determined in accordance with Clause 8.2.1;

(b)second, one hundred percent (100%) to MGE Shareholder (or other relevant MGE Party), until the cumulative distributions received by MGE Shareholder (or other relevant MGE Party) prior to the consummation of the BCC Drag Sale) equal the total BCC Drag Sale proceeds pro-rated by the number of Equity Securities of the relevant Group Company sold by MGE Shareholder (or other relevant MGE Party) in the BCC Drag Sale;
(c)third, one hundred percent (100%) to the Warrantholders and Exercise Shareholders (pro rata to the number of Equity Securities in the relevant Group Company sold by each Warrantholder and Exercise Shareholder), until the cumulative distributions (including the distribution received under paragraph (a) above) received by them equal the total BCC Drag Sale proceeds pro-rated by the number of Equity Securities in the relevant Group Company sold by the Put Holder in the BCC Drag Sale; and
(d)thereafter, any remaining proceeds will be distributed to the Warrantholders, the Exercise Shareholders and the MGE Shareholder (or other relevant MGE Party) on a pro rata basis in proportion to the number of Equity Securities of the relevant Group Company that each sold in the BCC Drag Sale.
8.4Tag Along Right
8.4.1If MGE Shareholder proposes to Transfer, other than in a Qualified IPO, all or a portion of its Company Equity Securities (the “Tag Along Offered Shares”) to any Third Party Buyer (such Transfer, a “Tag Along Sale”), the Warrantholders and the Exercise Shareholders shall have a tag along right (the “Tag Along Right”) to sell their Company Equity Securities in such Tag Along Sale on the terms set out in this Clause 8.4.
8.4.2MGE Shareholder shall notify the Warrantholders and the Exercise Shareholders in writing of such proposed Transfer (the “Tag Along Notice”), at least two (2) months prior to the date on which MGE Shareholder expects to consummate the Tag Along Sale.
8.4.3The Tag Along Notice shall set forth:
(a)the name and address of the Third Party Buyer;
(b)the number of Tag Along Offered Shares proposed to be Transferred in the Tag Along Sale;
(c)the purchase price in cash per Tag Along Offered Share; and
(d)the other material terms and conditions of the Transfer, including the expected closing date of the Tag Along Sale.
8.4.4In the event that the terms and/or conditions set forth in the Tag Along Notice (other than the address of the Third Party Buyer) are thereafter amended in any respect other than in any de minimis respect, the MGE Shareholder shall promptly provide written notice (an “Amended Tag Along Notice”) of the amended terms and conditions of the proposed Transfer to the Warrantholders and the Exercise Shareholders.
8.4.5Upon receipt of a Tag Along Notice or an Amended Tag Along Notice, each Warrantholder and Exercise Shareholder shall have the right, exercisable at its option and within thirty (30) days of receipt of such notice (the “Tag Along Exercise Period”), to elect to participate in the proposed Tag Along Sale with respect to any Tag Along Shares (as defined below), on terms and conditions no less favourable to the Warrantholders or the Exercise Shareholders than those set forth in the Tag Along Notice or an Amended Tag Along Notice, as applicable, by delivery of a written notice indicating its election to participate in the Tag Along Sale (a “Tag Along Exercise Notice”).
(a)A Tag Along Exercise Notice delivered by a Warrantholder or Exercise Shareholder (each, a “Tag Along Holder” and, together, the “Tag Along Holders”) shall be binding upon such Tag Along Holder upon delivery and irrevocable by such Tag Along Holder (unless an Amended Tag Along Notice is sent by MGE Shareholder, in which case the initial Tag Along Exercise Notice provided by a Tag Along Holder shall be deemed to be withdrawn and the Tag Along Holder shall have a right to deliver a new Tag Along Exercise Notice in response to the Amended Tag Along Notice).
(b)The failure of a Warrantholder or Exercise Shareholder to deliver a Tag Along Exercise Notice by the end of the Tag Along Exercise Period shall constitute a waiver of the Tag Along Right under this Clause 8.4 with respect to the Transfer of the Tag Along Offered Shares, but shall not affect its rights with respect to any future Transfers.
8.4.6In the event that a Tag Along Holder shall have exercised its Tag Along Right by delivering a Tag Along Exercise Notice within the Tag Along Exercise Period, then MGE Shareholder shall not Transfer any Tag Along Offered Shares to the Third Party Buyer specified in the relevant Tag Along Notice (the “Prospective Transferee”) unless the Prospective Transferee simultaneously purchases from each Tag Along Holder, such number of Shares or Warrants (as applicable) (collectively, the “Tag Along Shares”) equal to: (a) the number of Shares or Warrants held by the Tag Along Holder, multiplied by (b) a fraction, the numerator of which is the number of Tag Along Offered Shares and the denominator of which is the aggregate number of Shares held by MGE Shareholder, at a price which is the same or above, and upon terms and conditions which are no less favourable in the aggregate to the Tag Along Holders than, those set forth in the applicable Tag Along Notice or Amended Tag Along Notice.
8.4.7Notwithstanding Clause 8.4.6, if the total number of Shares and Warrants that the Prospective Transferee is willing to purchase is less than the sum of the Tag Along Offered Shares and the Tag Along Shares, the Warrantholders and the Exercise Shareholders shall have a priority right over MGE Shareholder in selling all of their Tag Along Shares that constitute Warrants and/or Exercised Shares to the Prospective Transferee in the Tag Along Sale, and the Tag Along Offered Shares of MGE Shareholder to be included in such Tag Along Sale shall be reduced proportionately.
8.4.8Each Tag Along Holder shall execute the applicable purchase agreement, if any, as is executed by MGE Shareholder with respect to the Tag Along Sale and shall make or provide the same representations, warranties, covenants and indemnities as MGE Shareholder makes or provides in connection therewith; provided that:
(a)such Tag Along Holder shall only be obligated to make or provide representations and warranties that relate to such Tag Along Holder’s due organization, valid existence and good standing, such Tag Along Holder’s title to and ownership of its Tag Along Shares (including that such Tag Along Shares are free from Encumbrances (other than (x) any restrictions on transfer imposed by applicable securities Laws or this Agreement or (y) any Encumbrances created by or through the Group Companies)), the authorization, execution and delivery of relevant documents and the enforceability of such documents against such Tag Along Holder;
(b)none of MGE Shareholder, on the one hand, or any Tag Along Holder, on the other hand, shall be obligated to make any of the foregoing representations and warranties with respect to the other Holders or their Equity Securities or contribute towards the cost of any warranty insurance;
(c)unless otherwise agreed to by the Tag Along Holders in writing, all indemnities and other obligations assumed or incurred in connection with a Tag Along Sale, other than with respect to representations and warranties made individually by such Tag Along Holder pursuant to paragraph (a) above and covenants made individually by such Tag Along Holder, shall be allocated solely to MGE Shareholder; and
(d)in no event shall any Tag Along Holder have any indemnity or other obligation for any amount exceeding the proceeds actually received by such Tag Along Holder in the Tag Along Sale or be obligated to make any part of such proceeds subject to a retention of any nature.
8.4.9Subject to Clause 8.4.8, the Tag Along Holders shall take all actions as may be reasonably necessary to consummate the Tag Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments (including (a) a form of transfer in respect of their Tag Along Shares, (b) a duly executed sale agreement pursuant to which the Tag Along Holders provide representations and warranties as to title to, and ownership of, the Tag Along Shares (including that the Tag Along Shares are free from Encumbrances (other than (x) any restrictions on transfer imposed by applicable securities Laws or this Agreement or (y) any Encumbrances created by or through the Group Companies)), and (c) the share certificate(s) (or an indemnity in its place) in respect of the Tag Along Shares held by them), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by MGE Shareholder.
8.4.10The fees and expenses of MGE Shareholder reasonably incurred in connection with a Tag Along Sale and for the mutual benefit of MGE Shareholder and the Tag Along Holders (it being understood that costs incurred by or on behalf of MGE Shareholder for its sole benefit will not be considered to be for the benefit of the Tag Along Holders), to the extent not paid or reimbursed by the Company or the Prospective Transferee, shall be shared by MGE Shareholder and the Tag Along Holders on a pro rata basis, based on the aggregate consideration received by such Shareholders.
8.4.11Subject to the requirements and conditions of this Clause 8.4 and the other applicable provisions of this Agreement, MGE Shareholder shall have four (4) months following the delivery of a Tag Along Notice in which to consummate the Tag Along Sale (which four (4) month period may be extended for a reasonable time not to exceed thirty (30) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If, at the end of such period, MGE Shareholder has not completed the Tag Along Sale, MGE Shareholder may not then effect a Transfer that is subject to this Clause 8.4 without again fully complying with the provisions of this Clause 8.4.
8.4.12At the closing of the Tag Along Sale, the Tag Along Holders timely electing to participate in the Tag Along Sale shall enter into the agreements and deliver the certificates and instruments, in each case, required by Clause 8.4.9 against payment therefor directly to such Tag Along Holder of the aggregate consideration to which such Tag Along Holder is entitled in the Tag Along Sale in accordance with the provisions of this Clause 8.4.
8.4.13The Tag Along Right provided in this Clause 8.4 shall apply equally in (i) any Exit Event involving a Group Company other than the Company or (ii) any proposed Transfer to a Third Party Buyer (other than in a Qualified IPO) of Equity Securities of any Group Company other than the Company, in each case in respect of which the Warrantholders and the Exercise Shareholders hold Substitution Shares, in which case the Warrantholders and the Exercise Shareholders shall have a Tag Along Right in such Group Company with respect to the Substitution Shares (to be transferred to the Warrantholders and/or the Exercise Shareholders upon a Substitution Transaction pursuant to Clause 7.8), in each case mutatis mutandis, and Clauses 8.4.1 through 8.4.12 shall be construed accordingly.
8.5Original Warrantholder’s Right of First Refusal
8.5.1The Original Warrantholder shall have a right of first refusal (the “ROFR”) for the Company Equity Securities proposed to be Transferred by MGE Shareholder in an MGE Drag Sale if the gross sale proceeds to be paid in such MGE Drag Sale (for the avoidance of doubt, prior to any withholdings for tax or otherwise or relevant transaction expenses) is less than 80% of the Fair Market Value of all the Company Equity Securities being Transferred, as determined by the Valuation Expert pursuant to the procedures set forth in Clause 12.
8.5.2Pursuant to the ROFR, the Original Warrantholder shall have the right, exercisable by delivery of a written notice of such election to MGE Shareholder within forty-five (45) days of the receipt of the MGE Drag Notice, to elect to purchase all (and not less than all) of MGE Shareholder’s Company Equity Securities proposed to be Transferred in the MGE Drag Sale (the “ROFR Securities”), at the price stated in the MGE Drag Notice and upon the same terms and conditions as stated in the MGE Drag Notice.
8.5.3Upon delivery by the Original Warrantholder of the written notice of such election, a binding agreement shall be deemed to have been entered into for sale and purchase of the applicable ROFR Securities as of the date of receipt by MGE Shareholder of such written notice of election.
8.5.4The closing of the sale and purchase of such ROFR Securities shall occur within four (4) months after the date of receipt by MGE Shareholder of the written notice of election by the Original Warrantholder (which four (4) month period may be extended for a reasonable time not to exceed sixty (60) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority).
8.5.5If the Original Warrantholder fails to send the written notice of election to purchase the ROFR Securities in accordance with Clause 8.5.2 within the forty-five (45) day period referred to therein:

(a)MGE Shareholder may Transfer the ROFR Securities to the Third Party Buyer that was identified in the MGE Drag Notice; provided, however, that MGE Shareholder shall not Transfer the ROFR Securities to any such Third Party Buyer either (i) at a lower price than that which the ROFR Securities were offered to the Original Warrantholder in the MGE Drag Notice, or (ii) on such terms or conditions more favourable in the aggregate to such Third Party Buyer than those offered to the Original Warrantholder in the MGE Drag Notice;
(b)any such Transfer to the Third Party Buyer shall be completed within a four (4) month period from delivery of the MGE Drag Notice to the Original Warrantholder (which four (4) month period may be extended for a reasonable time not to exceed thirty (30) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority); and
(c)if such Transfer is not consummated within such four (4) month period (as extended), then all the ROFR Securities shall again become automatically subject to this Clause 8.5.
8.5.6The ROFR provided in this Clause 8.5 shall apply equally in any MGE Drag Sale involving a Group Company other than the Company pursuant to Clause 8.9.8, in which case the Original Warrantholder shall have a ROFR with respect to the Equity Securities of such Group Company proposed to be Transferred by the applicable MGE Party, mutatis mutandis, and Clauses 8.5.1 through 8.5.5 shall be construed accordingly.
8.6MGE Shareholder’s Call Option
8.6.1MGE Shareholder shall have the right (the “Call Option”), exercisable at MGE Shareholder’s sole discretion, to require the Warrantholders to sell all (and not less than all) of the unexercised Warrants held by the Warrantholders at the relevant time (the “Called Warrants”) to MGE Shareholder for an aggregate cash purchase price (the “Call Price”) equal to the higher of:
(a)the Fair Market Value of the Called Warrants on the date of such exercise of the Call Option, as determined by the Valuation Expert; and
(b)USD 110 million, multiplied by a fraction, the numerator of which is the number of Called Warrants and the denominator of which is the total number of Warrants issued under this Agreement, provided, that in the event of a concurrent exercise of the Call Option in accordance with this Clause 8.6 and the Put Option in accordance with Clause 8.2, the Put Option shall prevail.
8.6.2MGE Shareholder may exercise the Call Option by delivery of a written notice thereof (the “Call Option Exercise Notice”) to the Warrantholders at any time from (and including) the expiry date of the IPO Period until (and including) the tenth (10th) year anniversary of the Closing Date (such period, the “Call Option Exercise Period”); provided, that the Call Option shall be suspended and may not be exercised by MGE Shareholder during (i) the period starting from the expiry date of the Put Settlement Period under Clause 8.2.7 up to (and including) the one (1) year anniversary of such expiry date and (ii) the period starting from the date of the BCC Drag Along Notice up to (and including) the expiration of the period set forth in Clause 8.3.2(c) to complete the BCC Drag Sale.
8.6.3The Call Option Exercise Notice will state that MGE Shareholder has elected to exercise the Call Option in respect of all of the Called Warrants.
8.6.4Concurrently with providing the Call Option Exercise Notice, MGE Shareholder shall deliver a Valuation Request to the Valuation Expert under Clause 12, requesting the determination of the Fair Market Value of the Called Warrants as of the date of the Call Option Exercise Notice.
8.6.5The Call Option Exercise Notice shall be deemed to be validly served if it is delivered to the Warrantholders in accordance with Clause 18 (Notices).
8.6.6For the avoidance of doubt, the Call Option may only be exercised for all (and not less than all) of the unexercised Warrants then held by all of the Warrantholders.
8.6.7In no event later than sixty (60) Business Days after the date of the relevant Valuation Notification pursuant to which the Call Price is established in accordance with Clause 8.6.1 (the “Call Settlement Period”):
(a)the Warrantholders will deliver to MGE Shareholder the Certificate(s) representing the Called Warrants; and
(b)MGE Shareholder will pay to the Warrantholders by certified or bank check or wire transfer of immediately available funds, their pro rata portions of the Call Price.
8.6.8The delivery by each Warrantholder of the Called Warrants (including the Certificate(s) for such Called Warrants) will be deemed a representation and warranty by it that: (i) such Warrantholder has full right, title and interest in and to such Called Warrants; (ii) such Warrantholder has all necessary power and authority and has taken all necessary action to sell such Called Warrants as contemplated by this Clause 8.6; and (iii) such Called Warrants are free from all Encumbrances (other than (x) any restrictions on transfer imposed by applicable securities Laws or this Agreement or (y) any Encumbrances created by or through the Group Companies), and in no event shall any Warrantholder be required to make or give or be deemed to have made or given any other representations or warranties, covenants, indemnity or other obligations in respect of the closing of the sale of the Called Warrants.
8.6.9MGE Shareholder may revoke its Call Option Exercise Notice and the exercise of the relevant Call Option by serving a written notice of such revocation to the Warrantholders at any time during the Call Settlement Period. Any such revocation will be without prejudice to MGE Shareholder’s right to send the Warrantholders a new Call Option Exercise Notice subject to complying with the procedure set out in this Clause 8.6.
8.6.10If MGE Shareholder revokes a Call Option Exercise Notice in accordance with Clause 8.6.9:
(a)notwithstanding Clause 12, MGE Shareholder shall pay or reimburse the Company for the costs and expenses of the Valuation Expert incurred in connection with the valuation conducted pursuant to Clause 8.6.4; and

(b)if a Valuation Notification has been received in connection with the Call Option Exercise Notice, notwithstanding the provision of Clause 8.2, the Put Holder (at the applicable time) may exercise the Put Option in respect of the Called Warrants (the “Put Holder Put Warrants”) by issuing a written notice to the MGE Shareholder (“Put Holder Put Option Exercise Notice”) specifying:
(i)the aggregate cash purchase price payable for the Put Holder Put Warrants, which shall be equal to the Call Price; and
(ii)the date for the closing of the purchase of the Put Holder Put Warrants which shall be the later of (x) the last day of the Call Settlement Period and (y) five (5) Business Days from the date of the Put Holder Put Option Exercise Notice.
8.6.11It is agreed that if, pursuant to Clause 8.2.11, the Put Option provided in Clause 8.2 applies to any Substitution Shares or Equity Securities (as applicable) that the Put Holder holds at the relevant time, MGE Shareholder shall have a Call Option with respect to all (but not less than all) of the relevant Substitution Shares or Equity Securities (as applicable), mutatis mutandis, and Clauses 8.6.1 through 8.6.10 (including the definition of Called Warrants) shall be construed accordingly.
8.7Special Call Option against Prohibited Person
8.7.1MGE Shareholder shall have the right (the “Special Call Option”), but not the obligation, to require a Warrantholder which is or becomes a Prohibited Person (the “Prohibited Warrantholder”) to sell all (and not less than all) of the unexercised Warrants held by the Prohibited Warrantholder (the “Special Called Warrants”) to MGE Shareholder for an aggregate cash purchase price (the “Special Call Price”) equal to the sum of:
(a)the higher of:
(i)the Fair Market Value of the Special Called Warrants on the date of such exercise of the Special Call Option, as determined by the Valuation Expert; and
(ii)USD 110 million, multiplied by a fraction, the numerator of which is the number of Special Called Warrants and the denominator of which is the total number of Warrants issued under this Agreement (such amount, the “Special Call Upfront Amount”); and
(b)only in the event that the Special Call Option is exercised against the Original Warrantholder (or an Affiliate thereof), the Special Call True-up Amount.
8.7.2Subject to the MGE Parties having exercised all reasonable endeavors to procure direct communications (including in-person meetings) between such Person and the relevant Governmental Authority, having provided to the Prohibited Warrantholder all material filings, submissions and written correspondence with the applicable Governmental Authorities (including Gaming Boards) relating to such Person’s designation as a Prohibited Person, having exercised all reasonable endeavours to procure that such Person is given a reasonable opportunity to communicate with such Governmental Authority or any official, employee or representative thereof in connection with any such designation, and the right, to the fullest extent permitted by applicable Law, to challenge, appeal or otherwise dispute such decision of the relevant Governmental Authority, MGE Shareholder may exercise the Call Option by delivery of a written notice thereof (the “Special Call Option Exercise Notice”) to the Prohibited Warrantholder; provided, that the Special Call Option shall expire on the date falling six (6) years and six (6) months after the Closing Date.
8.7.3For the avoidance of doubt, (a) the Special Call Option may be only exercised by MGE Shareholder against a Warrantholder which is a Prohibited Person, and not against any other Warrantholder, and (b) MGE Shareholder may not revoke the Special Call Option Exercise Notice in any event.
8.7.4Concurrently with providing the Special Call Option Exercise Notice, MGE Shareholder shall deliver a Valuation Request to the Valuation Expert under Clause 12, requesting the determination of the Fair Market Value of the Special Called Warrants as of the date of the Special Call Option Exercise Notice.
8.7.5The Call Option Exercise Notice shall be deemed to be validly served if it is delivered to the Prohibited Warrantholder in accordance with Clause 18 (Notices).
8.7.6In no event later than sixty (60) Business Days after the date of the relevant Valuation Notification pursuant to which the Special Call Upfront Amount is established in accordance with Clause 8.7.1(a) (the “Special Call Settlement Period”):
(a)the Prohibited Warrantholder will deliver to MGE Shareholder the Certificate(s) representing the Special Called Warrants; and
(b)MGE Shareholder will pay to the Prohibited Warrantholder by certified or bank check or wire transfer of immediately available funds, the Special Call Upfront Amount;
provided, that the initial sixty (60) Business Day Special Call Settlement Period shall be extended for an additional thirty (30) day period if so requested in writing by the MGE Shareholder if (i) within thirty (30) days from the date of receipt by MGE Shareholder of the Valuation Notification pursuant to which the Special Call Upfront Amount is established, MGE Shareholder has delivered a written notice to the Prohibited Warrantholder confirming the intention of MGE Shareholder to expeditiously consummate the purchase of the Special Called Warrants and describing its plans for funding the Special Call Upfront Amount, and (ii) such extension may be necessary to obtain the requisite financing in order to fund the Special Call Upfront Amount, and the MGE Shareholder provides the Prohibited Warrantholder, at the time of the extension request, with reasonable evidence that MGE Shareholder is engaged in good faith efforts to obtain such financing.
8.7.7In the event that the Original Warrantholder (or its Affiliate) becomes a Prohibited Warrantholder and, pursuant to the Special Call Option, the transfer by the Prohibited Warrantholder to the MGE Shareholder of the Special Called Warrants has been completed in accordance with Clause 8.7.6, MGE Shareholder shall (and the other MGE Parties shall cause MGE Shareholder to) pay to the Original Warrantholder (or its Affiliate) the following amount (the “Special Call True-up Amount”), by certified or bank check or wire transfer of immediately available funds, within two (2)

months of the determination of the Special Call True-up Amount in accordance with this Clause 8.7.7:
(a)in the event that there is an IPO prior to the date falling six (6) years and six (6) months after the Closing Date, an amount equal to (i) the Fair Market Value of the Special Called Warrants (as if the Special Call Option had not been exercised) calculated on the basis of the IPO Price minus (ii) the applicable Special Call Upfront Amount;
(b)in the event that there is a Trade Sale prior to the date falling six (6) years and six (6) months after the Closing Date, an amount equal to (i) the Fair Market Value of the Special Called Warrants (as if the Special Call Option had not been exercised) calculated on the basis of the applicable equity valuation and sale price based upon which the Trade Sale has been consummated minus (ii) the applicable Special Call Upfront Amount; and
(c)in the event that paragraphs (a) and (b) above are not applicable, an amount equal to (i) the Fair Market Value attributable to the Special Called Warrants (as if the Special Call Option had not been exercised) as of immediately prior to the date falling six (6) years and six (6) months after the Closing Date minus (ii) the applicable Special Call Upfront Amount;
in each case as determined by the Valuation Expert (in accordance with Clause 12, applied mutatis mutandis) (provided, for the avoidance of doubt, that if any amount calculated under paragraphs (a) through (c) above is a negative number, then such amount shall be deemed to be zero).
8.7.8The delivery by the Prohibited Warrantholder of the Special Called Warrants (including the Certificate(s) for such Special Called Warrants) will be deemed a representation and warranty by it that: (i) the Prohibited Warrantholder has full right, title and interest in and to such Special Called Warrants; (ii) the Prohibited Warrantholder has all necessary power and authority and has taken all necessary action to sell such Special Called Warrants as contemplated by this Clause 8.7; and (iii) such Special Called Warrants are free from all Encumbrances (other than (x) any restrictions on transfer imposed by applicable securities Laws or this Agreement or (y) any Encumbrances created by or through the Group Companies), and in no event shall the Prohibited Warrantholder be required to make or give or be deemed to have made or given any other representations or warranties, covenants, indemnity or other obligations in respect of the closing of the sale of the Special Called Warrants.
8.7.9It is agreed that the Prohibited Warrantholder shall, from the date of delivery of the Special Call Option Exercise Notice by the MGE Shareholder to such Prohibited Warrantholder until the completion of a transfer of the Special Called Warrants to the MGE Shareholder by the Prohibited Warrantholder as contemplated by this Clause 8.7, use all reasonable endeavors to comply with any specific requirements requested by the Governmental Authorities (including Gaming Boards) relating to such Prohibited Warrantholder’s designation as a Prohibited Person, as evidenced by a formal written notice stipulating such specific requirements from the applicable Governmental Authorities addressed to such Prohibited Warrantholder or addressed to the Sponsor, any MGE Party or their respective applicable Subsidiaries specifically naming such Prohibited Warrantholder (and promptly delivered by the Sponsor or such MGE Party or Subsidiary to such Prohibited Warrantholder).

8.7.10It is agreed that if any Holder of Exercised Shares or Substitution Shares becomes a Prohibited Person, MGE Shareholder shall have a Special Call Option with respect to all (but not less than all) of the relevant Exercised Shares or Substitution Shares (as applicable) held by such Prohibited Person, mutatis mutandis, and Clauses 8.7.1 through 8.7.9 (including the definition of Special Called Warrants) shall be construed accordingly.
8.8MGE Shareholder’s Right of First Offer
8.8.1If at any time any Warrantholder and/or Non-MGE Shareholder (a “ROFO Holder”) desires to Transfer any or all of its Equity Securities in any Group Company (the “ROFO Securities”) to a Third Party Buyer, other than any Transfer pursuant to (a) an IPO, (b) in the case of the Put Holder, the exercise of its Put Option under Clause 8.2, (c) in the case of the Put Holder, the exercise of the BCC Drag Along Right under Clause 8.3, (d) the exercise of the Tag Along Right under Clause 8.4, (e) MGE Shareholder’s exercise of its Call Option under Clause 8.6, or (f) MGE Shareholder’s exercise of its MGE Drag Along Right under Clause 8.9, such ROFO Holder shall, prior to initiating contact or discussing with a Third Party Buyer about a proposed sale of the ROFO Securities to such Third Party Buyer, provide a written notice to MGE Shareholder (the “ROFO Notice”), setting forth (i) the number of ROFO Securities proposed to be Transferred, (ii) the proposed purchase price in cash per ROFO Security (the “ROFO Sale Price”), and (iii) the other material proposed terms and conditions of the Transfer (collectively, the “ROFO Sale Terms”).
8.8.2Upon receipt of a ROFO Notice, MGE Shareholder shall have the right (the “Right of First Offer”), exercisable at its option and within forty-five (45) days of receipt of such notice (the “ROFO Acceptance Period”), to purchase all, but not less than all, of the ROFO Securities (the “ROFO Right”), at the price and on terms and conditions set forth in the ROFO Notice, by delivery to the ROFO Holder of a written notice indicating its election to purchase the ROFO Securities (a “ROFO Acceptance Notice”). Without limiting the generality of the foregoing, if the BCC Warrantholder and the MBKP Warrantholder deliver their respective ROFO Notices substantially concurrently, and both ROFO Notices contain the same ROFO Sale Price and substantially identical ROFO Sale Terms (other than, for the avoidance of doubt, the number of ROFO Securities proposed to be Transferred), MGE Shareholder shall not exercise its Right of First Offer in respect of any of the ROFO Securities proposed to be sold by BCC Warrantholder or MBKP Warrantholder unless it exercises its Right of First Offer in respect of all of the ROFO Securities so proposed to be sold by both BCC Warrantholder and MBKP Warrantholder.
8.8.3A ROFO Acceptance Notice delivered by MGE Shareholder shall be binding upon MGE Shareholder upon delivery and irrevocable by MGE Shareholder.
8.8.4The failure of MGE Shareholder to deliver a ROFO Acceptance Notice by the end of the ROFO Acceptance Period shall constitute a waiver of the ROFO Right under this Clause 8.8 with respect to the Transfer of the ROFO Securities, but shall not affect its rights with respect to any future Transfer.
8.8.5If the ROFO Holders receive a ROFO Acceptance Notice from MGE Shareholder within the ROFO Acceptance Period, then the ROFO Holders and MGE Shareholder shall have two (2) months following receipt of the ROFO Acceptance Notice by the ROFO Holders to complete the sale of the ROFO Securities (which two (2) months period may be extended for a reasonable time not to exceed sixty (60) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority).
8.8.6At the closing of the sale of the ROFO Securities, the ROFO Holders will deliver to MGE Shareholder, if applicable, a certificate or certificates representing the ROFO Securities, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and MGE Shareholder will pay to the ROFO Holders by certified or bank check or wire transfer of immediately available funds, the ROFO Sale Price multiplied by the number of ROFO Securities.
8.8.7If the ROFO Holders (i) do not receive a ROFO Acceptance Notice within the ROFO Acceptance Period or (ii) have received a ROFO Acceptance Notice within the ROFO Acceptance Period but MGE Shareholder has failed to comply with the terms set out in the ROFO Notice or has failed to perform its obligations to complete the purchase of the ROFO Securities within the period of time specified in Clause 8.8.5, then the sale of the ROFO Securities to MGE Shareholder shall not proceed and the ROFO Holders shall be entitled within the following four (4) month period to complete the sale of all or a part of the ROFO Securities to a Third Party Buyer (which four (4) month period may be extended for a reasonable time not to exceed thirty (30) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority) at or above the ROFO Sale Price and upon other terms and conditions which are not more favourable in the aggregate to the prospective purchaser than the ROFO Sale Terms, without repeating the procedures set out in this Clause 8.8. If the sale to a Third Party Buyer under this Clause 8.8.7 is not completed within such four (4) month period (as extended), then the right of the ROFO Holder(s) to sell the ROFO Securities to the Third Party Buyer shall lapse and prior to any subsequent sale to a Third Party Buyer, the ROFO Holder(s) shall be required to repeat the procedures set out in this Clause 8.8.
8.8.8Each Warrantholder and Non-MGE Shareholder shall procure that any Transfer of any direct or indirect interest in any Group Company to a Third Party Buyer shall be effected as a direct Transfer by the Warrantholder or Non-MGE Shareholder, as applicable, of its Equity Securities of such Group Company, such that the above provisions of this Clause 8.8 shall not be circumvented by Transferring Equity Securities in the Warrantholder or Non-MGE Shareholder, as applicable, or any holding company thereof; provided, that with respect to the Original Warrantholder (and any other Warrantholder or Non-MGE Shareholder that are Controlled by investment funds), any Transfer of an indirect interest in any Group Company occurring as a result of transfers of limited partnership interests in such investment funds shall not be restricted by this Clause 8.8.8.
8.9MGE Shareholder’s Drag Along Right
8.9.1Subject to Clause 8.5 (Original Warrantholder’s Right of First Refusal), in the event MGE Shareholder desires to Transfer all (and not less than all) of its Company Equity Securities to a Third Party Buyer, MGE Shareholder shall have the right (the “MGE Drag Along Right”) to require the sale of, and Warrantholders and Non-MGE Shareholders (the “MGE Dragged Holders”) shall sell, at such time, concurrently with MGE Shareholder’s sale of its Company Equity Securities, all (but not less than all) of the Company Equity Securities held by the MGE Dragged Holders, for cash consideration and at the same sale price (on an as-converted, fully-diluted per share price basis) and on the same terms and conditions that MGE Shareholder shall sell its Company Equity Securities to the Third Party Buyer (collectively, a “MGE Drag Sale”) in accordance with the provisions of this Clause 8.9.
8.9.2In the event of a MGE Drag Sale:
(a)MGE Shareholder must provide a written notice (a “MGE Drag Notice”) to each MGE Dragged Holder, at least forty-five (45) days days prior to the consummation of the MGE Drag Sale, of its intention to exercise the MGE Drag Along Right, which notice shall state:
(i)the proposed sale price of the Company Equity Securities to be sold in the MGE Drag Sale (on an as-converted, fully-diluted per share price basis) and the key commercial terms of such sale (including, to the extent available at such time, any written proposals or agreements relating thereto);
(ii)the anticipated closing date; and
(iii)the identity of the Third Party Buyer.
(b)For so long as the Original Warrantholder holds any Company Equity Securities and has a ROFR under Clause 8.5, concurrently with providing the MGE Drag Notice, MGE Shareholder shall deliver a Valuation Request to the Valuation Expert under Clause 12, requesting the determination of the Fair Market Value of the Company Equity Securities as of the date of the MGE Drag Notice, unless the Original Warrantholder, on the one hand, and the Company and MGE Shareholder on the other hand, have mutually agreed the Fair Market Value of the Company Equity Securities in writing.
(c)MGE Shareholder shall have a six (6) month period (which six (6) month period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority) from delivery of the MGE Drag Notice to the MGE Dragged Holders to complete a MGE Drag Sale.
(d)All reasonable costs and expenses incurred in connection with any proposed MGE Drag Sale (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finders, brokerage and investment banking fees, charges or commissions, will be paid by each seller in the MGE Drag Sale on a pro rata basis, based on the aggregate consideration received by such seller; provided, that each seller in the MGE Drag Sale shall bear its own taxes.
8.9.3If a vote of any MGE Dragged Holder is required under any applicable Law in connection with a MGE Drag Sale being implemented pursuant to this Clause 8.9 or is deemed otherwise desirable by MGE Shareholder in connection with a transaction being implemented pursuant to this Clause 8.9, each MGE Dragged Holder agrees to cast all votes to which such MGE Dragged Holder is entitled as the holder of its Company Equity Securities (whether at any annual or special meeting of shareholders of the Company, by written consent or otherwise, in such manner as MGE Shareholder may instruct) to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company (or all or any portion of its assets) in connection with, or in furtherance of, the exercise by MGE Shareholder of its rights under this Clause 8.9.
8.9.4MGE Shareholder shall use commercially reasonable endeavours to conduct the MGE Drag Sale in good faith and through a commercially reasonable process, in consultation with the Original Warrantholder and taking into consideration the Original Warrantholder’s reasonable suggestions regarding the appointment of an investment bank to conduct the sale, the sale price and the identity of the Third Party Buyer.
8.9.5In the event of a MGE Drag Sale, each MGE Dragged Holder participating in such MGE Drag Sale shall execute the applicable purchase agreement, if any, as is executed by MGE Shareholder with respect to the MGE Drag Sale and shall make or provide the same representations, warranties, covenants and indemnities as MGE Shareholder makes or provides in connection therewith; provided that:
(a)such MGE Dragged Holder shall only be obligated to make or provide representations and warranties that relate to such MGE Dragged Holder’s due organization, valid existence and good standing, such MGE Dragged Holder’s title to and ownership of its Company Equity Securities (including that such Company Equity Securities are free from Encumbrances (other than (x) any restrictions on transfer imposed by applicable securities Laws or this Agreement or (y) any Encumbrances created by or through the Group Companies) and from all other rights exercisable by, or claims by, third parties), the authorization, execution and delivery of relevant documents and the enforceability of such documents against such MGE Dragged Holder;
(b)none of MGE Shareholder or any of the MGE Dragged Holders shall be obligated to make any of the foregoing representations and warranties with respect to the other Holders or their Company Equity Securities or contribute towards the cost of any warranty insurance;
(c)unless otherwise agreed to by the MGE Dragged Holders in writing, all indemnities and other obligations assumed or incurred in connection with a MGE Drag Sale, other than with respect to representations and warranties made individually by such MGE Dragged Holder pursuant to paragraph (a) above and covenants made individually by such MGE Dragged Holder, shall be allocated solely to MGE Shareholder; and
(d)in no event shall any MGE Dragged Holder have any indemnity or other obligation for any amount exceeding the proceeds actually received by such MGE Dragged Holder in the MGE Drag Sale or be obligated to make any part of such proceeds subject to a retention of any nature.
8.9.6Subject to Clause 8.9.5, the MGE Dragged Holders shall take all actions as may be reasonably necessary to consummate the MGE Drag Sale, including, without limitation, entering into agreements and delivering certificates and instruments (including (a) a form of transfer in respect of their Company Equity Securities, (b) a duly executed sale agreement pursuant to which the MGE Dragged Holders provide representations and warranties as to title to, and ownership of, the Company Equity Securities held by them (including that such Company Equity Securities are free from Encumbrances (other than (x) any restrictions on transfer imposed by applicable securities Laws or this Agreement or (y) any Encumbrances created by or through the Group Companies)), and (c) the share certificate(s) (or an indemnity in its place) in respect of the Company Equity Securities held by them), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by MGE Shareholder.
8.9.7The proceeds of a MGE Drag Sale will be distributed to the MGE Dragged Holders and MGE Shareholder in the following amounts and order of priority:
(a)first, one hundred percent (100%) to the Warrantholders and Exercise Shareholders (pro rata to the number of Company Equity Securities sold by each Warrantholder and Exercise Shareholder), until the cumulative distributions (including all Distributions received by the Warrantholders and Exercise Shareholders (including, for the avoidance of doubt, any previous holders of Warrants and Exercise Shares) prior to the consummation of the MGE Drag Sale) received by the Warrantholders and Exercise Shareholders equals USD 110 million;
(b)second, one hundred percent (100%) to MGE Shareholder and the other MGE Dragged Holders (excluding the Warrantholders and Exercise Shareholders) (pro rata to the number of Company Equity Securities sold by each of them) until the cumulative distributions received by MGE Shareholder and each such other MGE Dragged Holder equal the total MGE Drag Sale proceeds pro-rated by the number of Company Equity Securities respectively sold by each of them in the MGE Drag Sale;
(c)third, one hundred percent (100%) to the Warrantholders and Exercise Shareholders (pro rata to the number of Company Equity Securities sold by each of them), until the cumulative distributions (including the distribution received under paragraph (a) above) received by each Warrantholder and Exercise Shareholder equal the total MGE Drag Sale proceeds pro-rated by the number of Company Equity Securities sold by each of them in the MGE Drag Sale; and
(d)thereafter, any remaining proceeds will be distributed to the MGE Dragged Holders and to MGE Shareholder on a pro rata basis in proportion to the number of Company Equity Securities that each sold in the MGE Drag Sale.
8.9.8The MGE Drag Along Right provided in this Clause 8.9 shall apply equally in any Exit Event involving a Group Company other than the Company in respect of which the Warrantholders and the Exercise Shareholders hold Substitution Shares, in which case the Substitution Parent shall have a MGE Drag Along Right in such Group Company with respect to the Substitution Shares (to be transferred to the Warrantholders and/or the Exercise Shareholders upon a Substitution Transaction pursuant to Clause 7.8), in each case mutatis mutandis, and Clauses 8.9.1 through 8.9.7 shall be construed accordingly, provided that, in the case of any Exit Event involving Inspire, the proceeds of a MGE Drag Sale to be distributed pursuant to Clause 8.9.7 shall not include the proceeds received by HE&C or any Manager Shareholders in respect of any Inspire Shares held and sold by HE&C or any Manager Shareholders (as applicable).

9.LIQUIDATION
9.1Liquidation and Dissolution
Subject to Clause 7.4, if an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to take place, then the provisions of Clause 9.2 or 9.3 will apply to the extent enforceable in accordance with applicable Law. Subject to compliance with Clauses 9.2 or 9.3, as applicable, the Warrants will lapse on liquidation of the Company.
9.2Sanctioned Agreement
If the winding-up or dissolution is for the purpose of a reorganisation or amalgamation pursuant to a scheme of arrangement sanctioned by a Warrantholders’ Resolution, the terms of the scheme of arrangement will be binding on the Warrantholders.
9.3Non-Sanctioned Agreement
9.3.1If Clause 9.2 does not apply, the Company will, as soon as reasonably practicable, notify the Warrantholders, in writing, that such an order has been made or resolution has been passed or other dissolution is to take place.
9.3.2Subject to any applicable Laws, the Warrantholders will be entitled at any time within two (2) months after the date a notice under Clause 9.3.1 is given to elect by notice in writing to the Company to be treated as if they had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised the Warrants and they will be entitled to receive, out of the assets which would otherwise be available in the liquidation to the holders of Shares, such a sum, if any, as they would have received had they been the holders of the Warrant Shares to which they would have become entitled by virtue of such exercise, after deducting from such sum an amount equal to the Warrant Share Subscription Price which would have been payable by them on such exercise.
9.3.3Nothing contained in this Clause 9 will have the effect of requiring the Warrantholders to make any actual or additional payment to the Company.
10.CERTIFICATES
10.1Issue of Certificates
Within five (5) Business Days of entering the name of a Warrantholder in the Register, the Company will issue to the Warrantholder a Certificate in respect of those Warrants it is recorded in the Register as the holder of.
10.2Joint Holders
Joint holders will be entitled to only one Certificate in respect of the Warrants held by them jointly. This Certificate will be delivered to the holder whose name is first in the Register in respect of such joint holding and delivery of a Certificate to one joint holder is sufficient delivery to all joint holders. The Company will not be bound to register more than four Persons as joint holders of any Warrant.

10.3Lost Certificates, etc.
If a Certificate is mutilated, defaced, lost, stolen or destroyed, the Company will replace it provided that:
10.3.1the Warrantholder seeking the replacement provides the Company with such evidence and indemnity in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;
10.3.2the Warrantholder seeking the replacement pays the Company’s reasonable costs in connection with the issue of the replacement; and
10.3.3mutilated or defaced Certificates in respect of which replacements are being sought are surrendered.
11.WARRANTIES
11.1Each of the MGE Parties and Inspire warrants to the Warrantholders that as at the date of this Agreement and the Closing Date:
11.1.1such party has taken all necessary actions and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;
11.1.2this Agreement constitutes valid, legal and binding obligations on such party in accordance with its terms; and
11.1.3the execution and delivery of this Agreement by such party and compliance by such party with its terms shall not breach or constitute a default under:
(a)the Articles, the articles of association or similar charter documents of such party or of any other Group Company;
(b)any agreement or instrument to which such party or any other Group Company is a party or is bound; or
(c)any order, judgment, decree or other restriction applicable to such party or any other Group Company.
11.2The Company warrants to the Warrantholders that as at the date of this Agreement and the Closing Date:
11.2.1the Board has been authorised pursuant to its Articles to execute this Agreement, issue the Warrants and allot and issue the Warrant Shares in accordance with its terms and, pursuant to that authorisation, the Board may allot and issue the Warrant Shares free from all Encumbrances and from all other rights exercisable by, or claims by, third parties (in each case, other than any restrictions on transfer imposed by applicable securities Laws or this Agreement);
11.2.2other than the Hanwha Convertible Bond and the Inspire Shares to be issued upon the due conversion of such Hanwha Convertible Bond, there is no agreement, arrangement or obligation requiring the creation, allotment or issue or grant to a Person of the right (conditional or not) to require the allotment or issue of any Equity Securities in the Company or any other Group Company and there are no Outstanding Options issued, reserved for issuance or outstanding;

11.2.3other than the Hanwha Convertible Bond, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any Equity Securities of the Company or any other Group Company;
11.2.4all representations and warranties made to the Mezzanine Lender under clause 17 of the Mezzanine Loan Agreement are true and correct on the date hereof and as of the Closing Date; and
11.2.5the authorized capital stock of the Company shall consist of 100,000,000 shares of Shares in the Company, par value USD0.01 per share, of which 15,600 Shares shall be issued and outstanding and owned entirely by MGE Shareholder as of the Closing Date. All of the issued and outstanding Shares of the Company have:
(a)been duly authorized and validly issued and are fully paid and non-assessable;
(b)been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom; and
(c)not been issued in violation of any contract, agreement or other legally binding instrument or any preemptive or similar rights of any Person.
11.2.6all of the issued and outstanding shares of the Group Companies (other than the Company) have:
(a)been duly authorized and validly issued and are fully paid and non-assessable;
(b)been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom; and
(c)not been issued in violation of any contract, agreement or other legally binding instrument or any preemptive or similar rights of any Person.
11.3The warranties set forth in Clauses 11.1 and 11.2 (other than Clauses 11.2.2, 11.2.3 and 11.2.4) are deemed to be repeated to the Warrantholders (and, if applicable, to the Exercise Shareholders) on the date of any exercise of the Warrants pursuant to this Agreement by reference to the facts then existing.
11.4The Original Warrantholder warrants to the Company and MGE Shareholder that as at the date of this Agreement and as of the Closing Date:
11.4.1it has taken all necessary actions and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;
11.4.2this Agreement constitutes valid, legal and binding obligations of the Original Warrantholder in accordance with its terms;
11.4.3the execution and delivery of this Agreement by the Original Warrantholder and compliance with its terms shall not breach or constitute a default under:
(a)its articles of association or similar charter documents;
(b)any agreement or instrument to which it is a party or is bound; or
(c)any order, judgment, decree or other restriction applicable to it.

11.5The MBK Warrantholder warrants to the Company and MGE Shareholder that as at the date of this Agreement and as of the Closing Date:
11.5.1it has taken all necessary actions and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;
11.5.2this Agreement constitutes valid, legal and binding obligations of the MBK Warrantholder in accordance with its terms;
11.5.3the execution and delivery of this Agreement by the MBK Warrantholder and compliance with its terms shall not breach or constitute a default under:
(a)its articles of association or similar charter documents;
(b)any agreement or instrument to which it is a party or is bound; or
(c)any order, judgment, decree or other restriction applicable to it.
12.VALUATION DETERMINATION BY EXPERT
Upon delivery of a written notice by any of (i) the Lead Holder, Majority Holder or Original Warrantholder (as applicable), (ii) MGE Shareholder, or (iii) the Company (for itself and/or on behalf of any other Group Company), in each case in connection with (a) an exercise of the Put Option, Call Option or Special Call Option, (b) a BCC Drag Sale, (c) an MGE Drag Sale, or (d) the calculation of the Substitution Shares and the related Substitution FMV, Early Substitution FMV, Delta Shares, the Cash Settlement Amount under Clause 7.8.4 or the Special Call True-up Amount under Clause 8.7.7 (the “Valuation Request”), the Valuation Expert will determine the Fair Market Value of the relevant Equity Securities on the following basis:
12.1the costs and expenses of the Valuation Expert will be borne by the Company, subject to Clauses 8.2.10(a) and 8.6.10(a);
12.2the Valuation Expert shall determine the Fair Market Value of the relevant Equity Securities as of the valuation date set forth in the Valuation Request and notify each of the Warrantholders and Exercise Shareholders, the Company and MGE Shareholder of the results within ten (10) Business Days from the time it received such Valuation Request (the “Valuation Notification”);
12.3the Valuation Expert will be deemed to act as an expert and not an arbitrator;
12.4except in the case of fraud or manifest error, the determination of the Valuation Expert shall be final and binding upon all parties and shall be excluded from the scope of Clause 20; and
12.5each party shall promptly and fully cooperate with the Valuation Expert, including by furnishing all requested information and copies of documents and granting reasonable access to the books and records and management and employees of any Group Company as may be requested by the Valuation Expert, in connection with the Valuation Request.
13.INDEMNIFICATION
13.1Each Warrantholder and/or Non-MGE Shareholder shall, severally and not jointly, indemnify and hold harmless MGE Shareholder, the Company and their respective Representatives (the “MGE Indemnified Parties”) from and against and in respect of any and all Losses suffered or incurred by any MGE Indemnified Party arising out of or relating to any breach or non-performance of such Warrantholder’s and/or Non-MGE Shareholder’s representations or warranties, covenants or obligations hereunder.
13.2The Company shall indemnify and hold harmless the Warrantholders, the Non-MGE Shareholders and their respective Representatives (the “Non-MGE Indemnified Parties”) from and against and in respect of any and all Losses suffered or incurred by any Non-MGE Indemnified Party arising out of or relating to any breach or non-performance by the Company of its representations or warranties, covenants or obligations hereunder.
13.3MGE Shareholder shall indemnify and hold harmless the Non-MGE Indemnified Parties from and against and in respect of any and all Losses suffered or incurred by any Non-MGE Indemnified Party arising out of or relating to any breach or non-performance by MGE Shareholder of its representations or warranties, covenants or obligations hereunder.
13.4In the event any Indemnified Party wishes to make a claim for indemnification under this Clause 13, such claim shall be made in accordance with the procedures set forth in Schedule 8.
14.SUPREMACY OF THIS AGREEMENT
If there is any conflict or inconsistency between the provisions of this Agreement, on the one hand, and the Articles or the articles of association of any Group Company, on the other hand, the provisions of this Agreement shall prevail and each party shall use its respective rights and powers to procure (in each case so far as they are able):
14.1.1subject to Clause 7.4, if requested to do so by the Warrantholders or any Shareholder, that the terms of the Articles or the articles of association of any Group Company are amended so as to accord with the provisions of this Agreement; and
14.1.2that no action is taken in respect of the Company or any other Group Company unless any consents required to be obtained and/or procedures required to be followed in respect of such action under the terms of this Agreement are obtained and/or followed.
15.ASSIGNMENT
15.1Except as provided in this Agreement, no party shall assign or in any other way dispose of any of its rights or obligations under this Agreement without the prior written consent of (a) the MGE Parties and Inspire, in case of assignment or disposal by the Warrantholders or the Non-MGE Shareholders, and (b) the Lead Holder, in case of assignment or disposal by any MGE Party or Inspire.
15.2Except as explicitly provided in this Agreement, any or all of the Warrantholders’ or Non-MGE Shareholders’ rights under this Agreement (including the benefit of the warranties provided under Clause 11) may be assigned (in whole or in proportionate part) to any Person to whom they transfer Warrants and/or Shares in accordance with this Agreement; provided, that rights which are expressly stated in this Agreement as being exercisable by the Original Warrantholder shall not be assignable to another Warrantholder or any other Person (other than a Person which is an Affiliate of the Original Warrantholder).
16.DURATION AND TERMINATION
16.1.1Without prejudice to the accrued rights and obligations of any party as at the date of termination, this Agreement shall cease and terminate:

(a)with respect to all the parties, upon the earliest to occur of:
(i)the date on which all the Shares and Warrants are held by MGE Shareholder or an Affiliate thereof; and
(ii)the date on which MGE Shareholder and its Affiliates cease to hold any Shares or other Equity Securities in the Group Companies; provided, that each of the MGE Parties shall have complied with its covenants and obligations hereunder in connection with such transaction (including by delivering the Exit Notice pursuant to Clause 7.7); and
(iii)the consummation of a Qualified IPO; provided, that the MGE Parties shall have complied with the provisions of Clause 3 in respect of any exercise of Subscription Rights or Clause 7.8 in respect of any exercise of Substitution Rights in connection therewith; and
(b)with respect to any:
(i)Warrantholder (solely in its capacity as a Warrantholder), upon that Warrantholder ceasing to be a holder of any Warrants (including pursuant to Clause 4.5); or
(ii)Non-MGE Shareholder (solely in its capacity as a Shareholder), upon that Non-MGE Shareholder ceasing to be a holder of any Shares;
provided, that, where appropriate, such party shall first have complied with its obligations under Clause 8 and the transferee of such Warrants and Shares shall have entered into a Deed of Adherence.
16.1.2Notwithstanding any termination of this Agreement pursuant to Clause 16.1.1, the provisions of Clauses 1 (Interpretation), 7.8.4(d) (True-up Adjustment for Delta Shares), 7.8.8, 7.10 (No Impairment), 8.1.3, 8.7.7 (Special Call Option against Prohibited Person), 12 (Valuation Determination by Expert), 13 (Indemnification), 17 (General), 18 (Notices), 19 (Governing Law) and 20 (Dispute Resolution) shall survive any such termination of this Agreement and any such termination shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued prior to such termination.
17.GENERAL
17.1Counterparts
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, and all of which together evidence the same agreement.
17.2Entire Agreement
17.2.1This Agreement, together with the Articles and the Mezzanine Loan Agreement and all related exhibits, schedules and other agreements to be entered into in connection herewith or therewith, constitute the entire agreement and understanding of the parties relating to the subject matter contained herein and therein, and supersede any previous agreement between the parties (whether written or oral) relating to such subject matter and without prejudice to the generality of this entire agreement provision, excludes any warranty, condition or other undertaking implied at law or by custom.
17.2.2Each of the parties acknowledges and agrees that, in entering into this Agreement, it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement.
17.2.3No provision of this Agreement excludes liability for fraud or wilful misconduct including fraudulent misrepresentation.
17.3Further Assurance
Each of the parties agrees to take all such action or procure that all such action is taken to execute and perform such further deeds and documents and give such further assurances, in each case, as may reasonably be required in order to implement the terms of this Agreement or any transaction, matter or thing contemplated by this Agreement.
17.4No Partnership or Agency
Nothing contained in this Agreement shall be deemed to constitute a partnership or agency relationship between the parties or any of them.
17.5Partial Invalidity
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
17.6Remedies
17.6.1No failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
17.6.2Each party acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the non-breaching parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled (in addition to any other remedy that may be available to them whether in Law or equity, including monetary damages) to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond) to enforce the observance and performance of such obligations.
17.6.3For the avoidance of doubt, each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Clause 17.6, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
17.7Unlawful Fetters
No Group Company or any other relevant company shall be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but the relevant provision shall remain valid and binding as regards the other parties to this Agreement to which it is expressed to apply.
17.8Third Party Rights
A Person who is not a party to this Agreement (either as an original party hereto or by way of execution of the Deed of Adherence) has no right under the Contract (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement (other than a Holder Director with respect to Clause 6.3.5).
17.9Amendments
No amendment, change or addition to this Agreement is effective or binding on a party unless in writing and executed by (i) the Lead Holder (on behalf of the Warrantholders and/or Exercise Shareholders) and (ii) each of the MGE Parties and Inspire, and all parties to this Agreement shall be bound by a variation signed by such Persons.
17.10Waivers
17.10.1No failure or delay by any party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.
17.10.2No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.
17.10.3Any waiver, release or compromise or any other arrangement of any kind whatsoever which any party gives or enters into with any other party in connection with this Agreement shall not affect any right or remedy of any party as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.
17.11Costs and Fees
Except as otherwise set out in the Mezzanine Loan Agreement, each party shall bear its own costs and expenses in relation to the negotiation, preparation, execution, completion and carrying into effect of this Agreement and/or for all matters arising after the date of this Agreement, including without limitation, any Deed of Adherence.

17.12Confidentiality
17.12.1Each party to this Agreement shall keep confidential all information received or obtained as a consequence of entering into or performing this Agreement, including any information provided to such party under Clause 6, which information relates to:
(a)the affairs or business of the other parties or their Affiliates;
(b)the Group Companies or their business or assets; or
(c)the subject matter or provisions of, or transactions or matters contemplated by, or negotiations leading to, this Agreement;
provided, that such confidential information excludes information that (i) is or becomes public information other than as a direct or indirect result of any breach of this Clause 17.12; (ii) is identified in writing at the time of delivery as non-confidential by the disclosing party or any of its Representatives; or (iii) is known by the recipient party before the date such information is disclosed to it by the disclosing party, or is lawfully obtained by such recipient party after that date, from a source which is, as far as such party is aware, unconnected with the disclosing party and which, in either case, as far as such recipient party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality to the disclosing party.
17.12.2Clause 17.12.1 shall not prohibit the disclosure by a party hereto of any confidential information if and to the extent that:
(a)the disclosure is made with the consent of the Person to which such information relates (such consent not to be unreasonably withheld) or made to such Person;
(b)the information is in or enters into the public domain other than by a breach of this Agreement;
(c)the disclosure is required or requested by a Governmental Authority (including any stock exchange on which the shares or other Equity Securities of any party or its Affiliates are listed) or pursuant to any applicable Law or otherwise where the recipient party is under a legal or regulatory obligation (including pursuant to existing voluntary agreements between such party and relevant Governmental Authorities) to disclose;
(d)the disclosure is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(e)the disclosure is made to its Representatives or its professional advisers (including its solicitors), delegates or auditors (on an as-needed basis); provided, that any such Representative or other Person is advised of the confidential nature of such information and agrees to keep such information confidential in accordance with the terms hereof, except that there shall be no such requirement to so inform if the relevant Representative or other Person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such information;

(f)the disclosure is made to any Person to whom such party assigns or Transfers (or may potentially assign or Transfer) all or any of its Equity Securities of a Group Company or its rights and/or obligations under this Agreement in compliance with the applicable provisions hereof, or to such Person’s Representatives, professional advisers (including its solicitors), delegates and auditors; provided, that each of the foregoing Persons is advised of the confidential nature of such information and agrees to keep such information confidential in accordance with the terms hereof, except that there shall be no such requirement to so inform any such Person who is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such information; or
(g)the disclosure of information to any tax authority to the extent such disclosure is reasonably required for the purposes of the tax affairs of the party concerned or any of its Affiliates.
Without limiting the foregoing, none of the parties hereto shall be bound by the confidentiality requirements of this Clause 17.12 in connection with the exercise or enforcement of its respective rights and/or performance of its obligations regarding this Agreement or any dispute relating to or in connection with the transactions contemplated by this Agreement.
18.NOTICES
18.1Mode of Service
Any notice or other communication given under or in connection with the matters contemplated by this Agreement will be in writing and in the English language signed by or on behalf of the Person giving it. Any such notice or other communication shall be hand-delivered or sent by courier, e-mail or facsimile transmission, and shall be deemed duly given by delivering it to the Person due to receive it at the postal address, facsimile number or email address set out below:
18.1.1in the case of the Company, to the postal address, facsimile number or email address of the Company at:
MGE Korea Holding III Limited
Address: 22 Grenville Street, St Helier, Jersey JE4 8PX
Attn: Directors
Facsimile: +44 (0) 1534 676 333
E-mail: mourantgsjersey@mourant.com
18.1.2in the case of the MGE Shareholder, to the postal address, facsimile number or email address of the MGE Shareholder at:
MGE Korea Holding II Limited
Address: 22 Grenville Street, St Helier, Jersey JE4 8PX
Attn: Directors
Facsimile: +44 (0) 1534 676 333
E-mail: mourantgsjersey@mourant.com
18.1.3in the case of the Mezzanine Borrower, to the postal address, facsimile number or email address of the Mezzanine Borrower at:

MGE Korea Limited
Address: 100 New Bridge Street, London, United Kingdom, EC4V 6JA
Attn.:    Directors
Facsimile: (860) 862-5997
E-mail: swells@mohegangaming.com

18.1.4in the case of Inspire, to the postal address, facsimile number or email address of Inspire at:
Inspire Integrated Resort Co., Ltd.
Address: D-1603, 30 Songdo Miraero, Yeonsu-gu, Incheon, Korea
Attn.:    Directors
Facsimile: (860) 862-5997]
E-mail: swells@mohegangaming.com
18.1.5in the case of the Original Warrantholder, to the postal address or email address of the Original Warrantholder at:
BCC Inspire Aggregator, L.P.
c/o Bain Capital Credit, L.P.
Address: Suite 302, 4001 Kennett Pike, Wilmington, Delaware, 19807,
United States of America
Attn: Michael Treisman, Officer of General Partner
E-mail: MTreisman@BainCapital.com
18.1.6in the case of the MBKP Warrantholder, to the postal address or email address of the MBKP Warrantholder at:
Royale SS II Ltd.
Address: 12th Fl., Tokyu Capitol Tower, 2-10-3,
Nagatacho, Chiyoda-ku, Tokyo, Japan 100-0014
Attention: Tamon Nonaka, Director
E-mail: tamon.nonaka@mbkpartnerslp.com
18.1.7in the case of Warrantholders or Exercise Shareholders (other than the Original Warrantholder and the MBKP Warrantholder) or any other Non-MGE Shareholder, to the postal address, facsimile number or email address of such Person shown in the Deed of Adherence entered into by the relevant Person, and will be deemed to have been delivered in accordance with Clause 18.2. Any of the parties may, by written notice to the other parties, change the address to which such notices, demands, or other communications should be sent to it.
18.2Deemed Service
Any notice or other communication sent and addressed in accordance with Clause 18.1 will be deemed to have been received:
18.2.1if personally delivered or sent by courier, at the time of delivery;
18.2.2if sent by email, at the time the email is sent as per the sent items folder of the email account from which the email was sent (provided that the sender does not receive an automated message indicating that the message has not been delivered to the recipient); or

18.2.3if sent by fax at the time that a transmission report is generated by the sender’s fax machine confirming that all pages were successfully transmitted to the number set out above, save that if such notice would be deemed to be received:
(a)on a day that is not a Business Day; or
(b)after 5:00pm on any Business Day in the location of the recipient, such notice or communication will be deemed to have been received at 9:00am on the next following Business Day in the location of the recipient.
19.GOVERNING LAW
This Agreement and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, the laws of England and Wales.
20.DISPUTE RESOLUTION
20.1The parties agree that:
20.1.1Subject to Clauses 5.3 and 12, any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Rules of Arbitration of the International Chamber of Commerce then in effect (the “Rules”).
20.1.2The seat of the arbitration shall be Hong Kong, and the arbitration proceedings shall be conducted in English.
20.1.3The arbitral tribunal shall consist of three arbitrators, with one (1) arbitrator being nominated by the claimant(s), one (1) arbitrator being nominated by the respondent(s), and the third arbitrator (who will serve as the chairman of the arbitral tribunal) being nominated by the first two arbitrators (or, if any such arbitrators are not nominated within the time limits specified by the Rules, then such arbitrator(s) shall be appointed promptly by the International Chamber of Commerce).
20.1.4The arbitral award shall be non-appealable, final and binding upon all parties to the arbitration proceedings. Judgment on the award rendered may be entered in any court having jurisdiction thereof, and notwithstanding anything to the contrary in this Clause 20, a party may commence any action, suit or proceeding in such a court for the purpose of enforcing such award.
21.APPOINTMENT OF LEAD HOLDER
Each Warrantholder and Exercise Shareholder hereby irrevocably appoints the Lead Holder as the sole and exclusive agent and proxy for such Warrantholder and/or Exercise Shareholder for all purposes of this Agreement and the transactions contemplated hereby, with full and exclusive power and authority to act on such Warrantholder’s and/or Exercise Shareholder’s behalf in exercising the applicable rights of the Warrantholders and Exercise Shareholders as specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated at the beginning of this Agreement.

The Company:
MGE KOREA HOLDING III LIMITED
By: /s/Claire De La Haye
Name: Claire De La Haye
Title: Director

MGE Shareholder:
MGE KOREA HOLDING II LIMITED
By: /s/Claire De La Haye
Name: Claire De La Haye
Title: Director

Mezzanine Borrower:
MGE KOREA LIMITED
By: /s/Scott Wells
Name: Scott Wells
Title: Director

Inspire:
INSPIRE INTEGRATED RESORT CO., LTD.
By: /s/Andrew Billany
Name: Andrew Billany
Title: Representative Director

Original Warrantholder:
BCC INSPIRE AGGREGATOR, L.P.
By: Bain Capital Credit Member, LLC, its general partner,
By: /s/Michael Treisman
Name: Michael Treisman
Title: General Counsel

MBKP Warrantholder:
ROYALE SS II LTD.

By: /s/Tamon Nonaka
Name: Tamon Nonaka
Title: Director